Exhibit 10.17

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LEASE AGREEMENT

BETWEEN

Prentiss Properties Acquisition Partners, L.P.,

a Delaware limited partnership

(Landlord)

AND

SigmaTel, Inc.,

a Delaware corporation

(Tenant)

Barton Skyway Building II

1601 South Mo-Pac Expressway

Austin, Texas

Dated: July 29, 2004

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TABLE OF CONTENTS - LEASE AGREEMENT

EXHIBITS AND RIDERS

The following Exhibits and Riders are attached hereto and by this reference made a part of this Lease:

EXHIBIT A	-	FLOOR PLAN OF THE PREMISES

EXHIBIT B	-	THE LAND

EXHIBIT C	-	LEASEHOLD IMPROVEMENTS

EXHIBIT D	-	FORM OF COMMENCEMENT NOTICE

EXHIBIT E		MUST TAKE PREMISES AREAS

EXHIBIT F		INVENTORY OF DATA CENTER EQUIPMENT

RIDER NO. 1	-	RULES AND REGULATIONS

RIDER NO 2	-	EXTENSION OPTION

RIDER NO. 3	-	RIGHT OF FIRST OPPORTUNITY

RIDER NO. 4	-	RIGHT OF FIRST REFUSAL

RIDER NO. 5		SATELLITE DISH

INDEX OF DEFINED TERMS

Definitions of certain terms used in this Lease are found in the following sections:

TERM	LOCATION OF DEFINITION

Additional Rent	Section 1.01N
Base Rent	Section 1.01M
Base Year Operating Costs	Section 1.01O
Basic Lease Information and Certain Definitions	Article 1
Branch System	Section 9.02
Broker	Section 1.01S
Building	Section 1.01B
Building Standard	Exhibit C
Business Days	Article 27
Central Systems	Section 9.01
Commencement Date	Section 1.01F
Common Areas	Article 27
days	Article 27
Events of Default	Section 13.01
Expiration Date	Section 1.01G
Interest Rate	Section 4.02
Land	Section 1.01C
Landlord	Preamble
Landlord’s Address for Notice	Section 1.01T
Landlord’s Address for Payment	Section 1.01U
Landlord’s Operating Costs Estimate	Section 5.01
Landlord’s Work	Exhibit C
Leasehold Improvements	Exhibit C
Must Take Premises	Section 3.06
Must Take Premises Commencement Date	Section 3.06
Net Rentable Area	Article 27
Net Rentable Area of the Building	Section 1.01J
Net Rentable Area of the Premises	Section 1.01I
Non-Building Standard	Exhibit C
Opportunity Space	Rider No. 3
Parking Facilities	Section 1.01D
Parking Spaces	Section 1.01P
Project	Section 1.01E
Premises	Section 1.01A
Refusal Space	Rider No. 4
Rent	Section 1.01L
Signage	Section 25.20
Security Deposit	Section 1.01R
Successor Landlord	Section 18.02
Taxes	Section 5.02
Tenant	Preamble
Tenant Delay	Exhibit C
Tenant’s Address for Notice	Section 1.01V
Tenant’s Allowance	Exhibit C
Tenant’s Permitted Uses	Section 1.01Q
Tenant’s Property	Section 14.01A(a)
Tenant’s Share	Section 1.01K
Tenant’s Work	Exhibit C
Term	Section 1.01H
terms of this Lease	Article 27
this Lease	Preamble
year	Article 27

LEASE AGREEMENT

THIS LEASE AGREEMENT (“this Lease”) is made and entered into by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”) and SigmaTel, Inc., a Delaware corporation (“Tenant”), upon all the terms set forth in this Lease and in all Exhibits and Riders hereto, to each and all of which terms Landlord and Tenant hereby mutually agree, and in consideration of One Dollar ($1.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the rents, agreements and benefits flowing between the parties hereto, as follows:

ARTICLE 1

BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS

1.01. Each reference in this Lease to information and definitions contained in the Basic Lease Information and Certain Definitions and each use of the terms capitalized and defined in this Section 1.01 shall be deemed to refer to, and shall have the respective meaning set forth in, this Section 1.01.

A.	Premises:	The entire first, second and third floors of the C Wing of the Building, as said space is identified by diagonal lines on the floor plans attached hereto as Exhibit A (and the Must Take Premises as defined in Section 3.06 hereof on and after the Must Take Premises Commencement Date).

B.	Building:	The four (4) story office building owned by Landlord on the Land generally located at 1601 South Mo-Pac Expressway, Austin, Texas.

C.	Land:	That certain parcel of land described under the caption “Land” in Exhibit B hereof.

D.	Parking Facilities:	The parking garage which is located adjacent to the Building, together with all surface parking areas located or to be located on the Land.

E.	Project:	The Land and all improvements thereon, including the Building, the Parking Facilities, and all Common Areas.

F.	Commencement Date:	That certain date on which the Term shall commence, as determined pursuant to the provisions of Article 3 hereof.

G.	Expiration Date:	The last day of the calendar month in which the seventh (7th) anniversary of the Final Commencement Date (as defined in Section 3.01 hereof) occurs.

H.	Term:	Approximately seven (7) years, beginning on the Commencement Date and ending at 11:59 p.m. on the Expiration Date, unless this Lease is sooner terminated as provided herein.

I.	Net Rentable Area of the Premises:	74,182 square feet.

J.	Net Rentable Area of the Building:	Approximately 195,639 square feet.

K.	Tenant’s Share:	37.92%, representing a fraction, the numerator of which is the Net Rentable Area of the Premises and the denominator of which is the Net Rentable Area of the Building, subject to future adjustment pursuant to the provisions of Section 5.04 hereof.

L.	Rent:	The Base Rent and the Additional Rent.

M.	Base Rent:	The Base Rent shall be $927,275.00 per annum ($12.50 per square foot per annum of Net Rentable Area of the Premises) for the period commencing on the Commencement Date and continuing to, but not including, the third anniversary of the Commencement Date. The Base Rent shall be $1,001,457.00 per annum ($13.50 per square feet per annum of Net Rentable Area of the Premises) for the period commencing on the third anniversary of the Commencement Date and continuing to, but not including, the fifth anniversary of the Commencement Date. The Base Rent shall be $1,075,639.00 per annum ($14.50 per square feet per annum of Net Rentable Area of the Premises) for the period commencing on the fifth anniversary of the Commencement Date and continuing to, but not including, the Expiration Date. Base Rent shall be adjusted on the Must Take Premises Commencement Date in accordance with Section 3.06.

N.	Additional Rent:	The Additional Rent shall be Tenant’s Operating Costs Payment and all other sums due and payable by Tenant under this Lease.

O.	Landlord’s Operating Costs Estimate:	The estimate for the calendar year 2004 of the Term is $758,140.04 per annum ($10.22 per square foot of Net Rentable Area of the Premises).

P.	Parking Spaces:	Tenant shall be entitled to take 297 Parking Spaces, 59 of which shall be reserved Parking Spaces to be designated in accordance with Article 6 hereof and the remainder of which shall be unassigned Parking Spaces. All Parking Spaces which Tenant has the right to use pursuant to this Lease shall be provided at no charge during the initial Term. As additional space is added to the Premises in accordance with this Lease (including, without limitation, the Must Take Premises, effective as of the Must Take Premises Commencement Date), Landlord shall provide Tenant the right to use four (4) additional Parking Spaces per one thousand (1,000) square feet of Net Rentable Area so added from time to time, twenty percent (20%) of which may be designated as reserved spaces in accordance with the procedures in Article 6.

Q.	Tenant’s Permitted Uses:	Tenant may use the Premises for executive and administrative offices for the conduct of Tenant’s business and for no other purpose; however, up to twenty percent (20%) of the Premises may be used for semiconductor design, development and operations management facilities, which use shall not include manufacturing or fabrication processes; provided further, Tenant may hereafter request Landlord’s approval, not to be unreasonably withheld, to use more than twenty percent (20%) of the Premises for semiconductor design, development and operations management facilities.

R.	Security Deposit:	Letter of Credit in the amount of $500,000, as described in Article 21.

S.	Broker:	CB Richard Ellis

T.	Landlord’s Address for Notice:	Prentiss Properties Acquisition Partners, L.P.
3890 West Northwest Highway, Suite 100
Dallas, Texas 75220
Attention: Managing Director – Southwest Region

with copies to:

Prentiss Properties Acquisition Partners, L.P.
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220
Attention: Chief Executive Officer

U.	Landlord’s Address for Payment:	Prentiss Properties Acquisition Partners, L.P.
P.O. Box 730334
Dallas, Texas 75373-0334

V.	Tenant’s Address for Notice:	SigmaTel, Inc.
1601 South Mo-Pac Expressway
Suite
Austin, Texas
Attention: General Counsel

with copies to:

SigmaTel, Inc.
1601 South Mo-Pac Expressway
Suite
Austin, Texas
Attention: Chief Financial Officer

ARTICLE 2

PREMISES AND QUIET ENJOYMENT

2.01. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents and leases the Premises from Landlord, for the Term. During the Term, Tenant shall have the right to use, in common with others and in accordance with the Rules and Regulations, the Common Areas.

2.02. Provided that Tenant fully and timely performs all the terms of this Lease on Tenant’s part to be performed, including payment by Tenant of all Rent, Tenant shall have, hold and enjoy the Premises during the Term without hindrance or disturbance from or by Landlord; subject, however, to all of the terms, conditions and provisions of any and all ground leases, deeds to secure debt, mortgages, governmental laws, easements, protective covenants, and other encumbrances now or hereafter affecting the Premises, or the Project.

ARTICLE 3

TERM; COMMENCEMENT DATE;

DELIVERY AND ACCEPTANCE OF PREMISES

3.01. The Commencement Date shall be the earlier of (a) the date the Premises are deemed available for occupancy pursuant to Section 3.02 hereof, or (b) the date Tenant, or anyone claiming by, through or under Tenant, occupies any portion of the Premises for the purpose of the conduct of Tenant’s (or such other person’s) business therein. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Tenant intends to construct Leasehold Improvements in the portion of the first floor of the C Wing of the Building in which Tenant’s reception area, operations laboratory and server rooms shall be located and the entire third floor of the C Wing of the Building (collectively, the “First Phase Leasehold Improvements”) prior to the construction of Leasehold Improvements in the remainder of the Premises. (The Leasehold Improvements to be constructed in the remainder of the Premises shall be herein called the “Remaining Leasehold Improvements”). Until the earlier of (a) the date the portion of the Premises in which the Remaining Leasehold Improvements are situated are deemed available for occupancy pursuant to Section 3.02 hereof, or (b) the date Tenant, or anyone claiming by, through or under Tenant, occupies any portion of the Premises in which the Remaining Leasehold Improvements are situated for the purpose of the conduct of Tenant’s (or such person’s) business therein (such earlier date being herein called the “Final Commencement Date”), Tenant’s obligation to pay Rent pursuant to Section 4.01 shall be limited to the portion of the Premises in which the First Phase Leasehold Improvements are situated. Rent for the entire Premises shall commence on the Final Commencement Date. Tenant and Landlord have targeted an October 18, 2004, Commencement Date for the portion of the Premises in which the First Phase Leasehold Improvements are situated and a December 1, 2004 Final Commencement Date. Tenant and Landlord have targeted an October 18, 2005 Must Take Premises Commencement Date.

3.02. A. The Premises shall be deemed available for occupancy as soon as the following conditions have been met: (a) the Leasehold Improvements (as defined in Exhibit C to this Lease) have been substantially completed as determined by Landlord and RKP Architects, and (b) either a certificate or certificates of occupancy (temporary or final) has been issued for the Premises by the appropriate governmental authority.

B. Notwithstanding anything to the contrary contained herein, if there is a delay in the availability for occupancy of the Premises due to Tenant Delay (as defined in Exhibit C to this Lease) then the Premises shall be deemed available for occupancy on the date on which the Premises would have been available for occupancy but for such Tenant Delay, even though a certificate of occupancy or other certificate permitting the lawful occupancy of the Premises has not been issued or the Leasehold Improvements have not been commenced or completed.

3.03. The Net Rentable Area of the Premises and the Building are approximately as stated in Sections 1.01I and J, respectively. By written instrument substantially in the form of Exhibit D attached hereto, Landlord shall notify Tenant of the Commencement Date, the Net Rentable Area of the Premises and all other matters stated therein. The Commencement Notice shall be conclusive and binding on Tenant as to all matters set forth therein, unless within five (5) business days following delivery of such Commencement Notice, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

3.04. Tenant may not enter or occupy the Premises prior to the Commencement Date without Landlord’s express written consent and any entry by Tenant shall be subject to all of the terms of this Lease; provided however, that no such early entry shall change the Commencement Date or the Expiration Date.

3.05. Occupancy of the Premises or any portion thereof by Tenant or anyone claiming through or under Tenant for the conduct of Tenant’s, or such other person’s business therein shall be conclusive evidence that Tenant and all parties claiming through or under Tenant (a) have accepted the Premises as suitable for the purposes for which the Premises are leased hereunder, subject to completion of punchlist items, and (b) have accepted the Common Areas as being in a good and satisfactory condition and (c) have waived any defects in the Premises and the Project unless Tenant delivers notice of such defect to Landlord within thirty (30) days of the Commencement Date. Landlord shall have no liability, except for negligence or willful misconduct, to Tenant or any of Tenant’s agents, employees, licensees, servants or invitees for any injury or damage to any person or property due to the condition or design of, or any defect in, the Premises or the Project, including any electrical, plumbing or mechanical systems and equipment of the Premises or the Project and the condition of or any defect in the Land; and Tenant, for itself and its agents, employees, licensees, servants and invitees, and except for Landlord’s negligence, or willful misconduct, expressly assumes all risks of injury or damage to person or property, either proximate or remote, resulting from the condition of the Premises or the Project.

3.06. Tenant shall lease either (a) 25,600 square feet of Net Rentable Area located on the fourth floor of the C Wing of the Building (the “Fourth Floor Space”), if available, as determined by Landlord, or (b) if the Fourth Floor Space is not available, 21,512 square feet of Net Rentable Area located on the first floor in the D Wing of the Building (the applicable space being herein called the “Must Take Premises”), on or before October 1, 2005 in accordance with this Section 3.06 and all other provisions of this Lease. The Must Take Premises areas on the first or fourth floors are shown on Exhibit E attached hereto and incorporated herein for all purposes. Notwithstanding anything contained in this Lease to the contrary, except as otherwise provided herein Tenant shall not have the right to enter or occupy the Must Take Premises or have the obligation to pay Rent with respect to the Must Take Premises, until the earlier of (a) the first anniversary of the Commencement Date, or (b) the date Tenant, or anyone claiming by, through, or under Tenant occupies any portion of the Must Take Premises for the purpose of conducting Tenant’s (or such other person’s) business therein (such earlier date being called herein the “Must Take Premises Commencement Date”). Landlord shall provide Tenant with a Tenant Allowance of Thirty-Five Dollars ($35.00) per square foot of Net Rentable Area of the Must Take Premises to be used towards the cost of Tenant’s Work in the Must Take Premises, unless the Fourth Floor Space is not available and Tenant is to lease the Must Take Premises described in clause (b) above, then Landlord shall provide Tenant with a Tenant Allowance of Thirty-Eight Dollars ($38.00) per square foot of Net Rentable Area of the Must Take Premises to be used towards the cost of Tenant’s Work in the Must Take Premises. Tenant shall complete the Leasehold Improvements for the Must Take Premises in accordance with the provisions of Exhibit C attached hereto, except (i) Tenant’s Allowance shall be stated in this Section 3.06, (ii) the Plans and Specifications for Tenant’s Work to be constructed in the Must Take Premises must be provided on or before June 1, 2005, (iii) the maximum amount of the Tenant’s Allowance which Tenant may use to offset its rental obligations under its existing lease is $5.00 per square foot of Net Rentable Area of the Must Take Premises, (iv) the date to be used for purposes of Section 4.02 of Exhibit C hereto shall be October 1, 2005, and (v) as otherwise indicated in this Section 3.06. In order to accommodate Tenant’s Work, Landlord shall provide Tenant with access to the Must Take Premises not less than sixty (60) days before the Must Take Premises Commencement Date, which would result in July 31, 2005 as the latest date for Landlord to provide such access to Tenant.

ARTICLE 4

RENT

4.01. Tenant shall pay to Landlord, without notice, demand, offset or deduction, in lawful money of the United States of America, at Landlord’s Address for Payment, or at such other place as Landlord shall designate in writing from time to time: (a) the Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term, and (b) the Additional Rent, at the respective times required hereunder. The first monthly installment of Base Rent and Tenant’s Operating Costs Payment payable under Article 5 hereof shall be paid in advance on the date on the Commencement Date, subject to the provisions of Section 3.01. Payment of Rent shall begin on the Commencement Date for the Premises, excluding the Must Take Premises, and on the Must Take Premises Commencement Date for the Must Take Premises; provided, however, that, if either the Commencement Date or the Expiration Date falls on a date other than the first day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis between Landlord and Tenant so as to charge Tenant only for the portion of such fractional month falling within the Term.

4.02. All past due installments of Rent shall bear interest until paid at a rate per annum (the “Interest Rate”) equal to the greater of fifteen percent (15%) or four percent (4%) above the prime rate of interest from time to time publicly announced by JPMorgan Chase, or any successor thereof, but no interest will be charged on payments that are less than five (5) days late; provided, in no event shall such interest rate exceed the maximum rate permitted under federal law or under the laws of the State of Texas, whichever law permits the greater rate.

ARTICLE 5

OPERATING COSTS

5.01. Tenant shall pay to Landlord, as Additional Rent, for each year or fractional year during the Term an amount (“Tenant’s Operating Costs Payment”) of money equal to Tenant’s Share of Operating Costs, as hereinafter defined, for such year, such amount to be calculated and paid as follows:

(a) On the first day of January of each year during the Term (or, with respect to the year in which the Commencement Date occurs, prior to the Commencement Date), or as soon there-after as is practicable, Landlord shall furnish Tenant with a statement (“Landlord’s Operating Costs Estimate”) setting forth Landlord’s reasonable estimate of Operating Costs for the forth-coming year (or the fractional year in which the Commencement Date occurs, as the case may be). On the first day of each calendar month during such year, Tenant shall pay to Landlord one-twelfth of Tenant’s Operating Costs Payment as estimated on Landlord’s Operating Costs Estimate. If for any reason Landlord has not provided Tenant with Landlord’s Operating Costs Estimate on the first day of January of any year during the Term (or by the Commencement Date, as the case may be), then, (i) until the first day of the calendar month following the month in which Tenant is given Landlord’s Operating Costs Estimate, Tenant shall continue to pay to Landlord on the first day of each calendar month the monthly sum, if any, payable by Tenant under this Section 5.01 for the month of December of the preceding year, and (ii) promptly after Landlord’s Operating Costs Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Costs Payments previously made for such year were greater or less than the installments of Tenant’s Operating Costs Payments to be made for such year in accordance with Landlord’s Operating Costs Estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof to Landlord within thirty (30) days after the giving of Landlord’s Operating Costs Estimate, or (B) if there shall have been an overpayment, Landlord shall apply such overpayment as a credit against the next accruing installment(s) of

Additional Rent due from Tenant under this Section 5.01 until fully credited to Tenant, and (C) on the first day of the first calendar month following the month in which Tenant is given Landlord’s Operating Costs Estimate and on the first day of each calendar month thereafter during the Term throughout the remainder of such year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of Tenant’s Operating Costs Payment. The foregoing notwithstanding, Landlord shall have the right from time to time during any year (but no more often than two times per year) to notify Tenant in writing of any change in Landlord’s Operating Costs Estimate, in which event such Tenant’s Operating Costs Payment, as previously estimated, shall be adjusted to reflect the amount shown in such notice and shall be effective, and due from Tenant, on the first day of each month during the year for which given following Landlord’s giving of such notice.

(b) On the first day of March of each year during the Term (beginning on the first day of March of the year following the year in which the Commencement Date occurs), or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Costs for the preceding year. Within thirty (30) days after Landlord’s delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount, if any, by which Tenants’ Operating Costs Payment for such preceding year as shown on such Landlord’s statement, exceeds the aggregate of the monthly installments of Tenant’s Operating Costs Payments paid during such preceding year. If Tenant’s Operating Costs Payment, as shown on such Landlord’s statement, is less than the aggregate of the monthly installments of Tenant’s Operating Costs Payment actually paid by Tenant during such preceding year, then Landlord shall apply such amount to the next accruing installment(s) of Additional Rent due from Tenant under this Section 5.01 until fully credited to Tenant.

(c) If the Commencement Date occurs on a date other than the first day of January, or if the Term ends on a date other than the last day of December, the actual Operating Costs for the year in which the Commencement Date or the Expiration Date occurs, as the case may be, shall be prorated so that Tenant shall pay that portion of Tenant’s Share of Operating Costs for such year represented by a fraction, the numerator of which shall be the number of days during such fractional year falling within the Term, and the denominator of which is 365 (or 366, in the case of a leap year). The provisions of this Section 5.01 shall survive the Expiration Date or any sooner termination provided for in this Lease.

5.02. For purposes of this Lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements of every kind which Landlord pays, incurs or becomes obligated to pay in connection with the operation, management, repair and maintenance of all portions of the Project. All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied. Operating Costs include, but are not limited to, the following:

(a) Wages, salaries, and fees (including, but not limited to, all reasonable educational, travel and professional fees) of all personnel or entities (exclusive of Landlord’s executive personnel, above the level of regional manager) engaged in the operation, repair, maintenance, or security of the Project, including taxes, insurance, and benefits relating thereto and the costs of all supplies and materials (including work clothes and uniforms) used in the operation, repair, and maintenance or security of the Project. If any of the items described in this subparagraph pertain to personnel or entities who perform work on or provide services to areas other than the Building, all such items shall be prorated among the Building and the other areas based on the time spent, as reasonably estimated by Landlord, by such personnel or entities at each area where such work is performed and such services are rendered, and Tenant shall only be obligated to pay its prorated portions of same.

(b) Cost of performance by Landlord’s personnel of, or of all service agreements for, maintenance, janitorial services, access control, alarm service, window cleaning, elevator maintenance and landscaping for the Project. The foregoing costs shall include rental of personal property used by Landlord’s personnel in the maintenance and repair of the Project. If any of the items described in this subparagraph pertain to personnel or entities who perform work on or provide services to areas other than the Building, all such items shall be prorated among the Building and the other areas based on the time spent, as reasonably estimated by Landlord, by such personnel or entities at each area where such work is performed and such services are rendered, and Tenant shall only be obligated to pay its prorated portions of same.

(c) All utilities for the Project, including water, sewer, power, electricity, gas, fuel, lighting and all other utilities; and all air-conditioning, heating and ventilating costs for the Project.

(d) Cost of all insurance, including casualty and liability insurance applicable to the Project and to Landlord’s equipment, fixtures and personal property used in connection therewith, business interruption or rent insurance against such perils as are commonly insured against by prudent landlords, such other insurance as may be required by any lessor or mortgagee of Landlord and such other insurance which Landlord considers reasonably necessary in the operation of the Project, together with all appraisal and consultants’ fees in connection with such insurance.

(e) All Taxes. For purposes hereof, the term “Taxes” shall mean (i) all taxes, assessments, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and any other taxes and assessments attributable to or assessed against all or any part of the Project or its operation, and (ii) any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. If at any time during the Term there shall be levied, assessed, or imposed on Landlord or all or any part of the Project by any governmental entity any general or special ad valorem or other charge or tax directly upon rents received under leases, or if any fee, tax, assessment, or other charge is imposed which is measured by or based, in whole or in part, upon such rents, or if any charge or tax is made based directly or indirectly upon the transactions represented by leases or the occupancy or use of the Project or any portion thereof, such taxes, fees, assessments or other charges shall be deemed to be Taxes; provided, however, that any (i) franchise, corporation, income or net profits tax, unless substituted for real estate taxes or imposed as additional charges in connection with the ownership of the Project, which may be assessed against Landlord or the Project or both, (ii) transfer taxes assessed against Landlord or the Project or both, (iii) penalties or interest on any late payments of Landlord, and (iv) personal property taxes of Tenant or other tenants in the Project shall be excluded from Taxes. If any or all of the Taxes paid hereunder are by law permitted to be paid in installments, notwithstanding how Landlord pays the same, then, for purposes of calculating Operating Costs, such Taxes shall be deemed to have been divided and paid in the maximum number of installments permitted by law, and there shall be included in Operating Costs for each year only such installments as are required by law to be paid within such year, together with interest thereon and on future such installments as provided by law.

(f) Legal and accounting costs incurred by Landlord or paid by Landlord to third parties (exclusive of legal fees with respect to disputes with tort claimants, disputes with individual tenants, negotiations of tenant leases, or with respect to the ownership rather than the operation of the Project), appraisal fees, consulting fees, all other professional fees and disbursements and all association dues.

(g) Cost of non-capitalized repairs and general maintenance of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant, other tenants of the Project or other third parties).

(h) Amortization of the cost of improvements made or equipment purchased after the Commencement Date hereof which are capital in nature and which (i) are for the purpose of reducing Operating Costs of the Project, up to the amount saved as a result of the installation thereof, as reasonably estimated by Landlord, or (ii) are required by any governmental authority, or (iii) replace any building equipment needed to operate the Project at the same quality levels as prior to the replacement. All such costs, including interest, shall be amortized on a straight-line basis over the useful life of the capital investment items, as reasonably determined by Landlord, but in no event beyond the reasonable useful life of the Project as a first class office project.

(i) Project management office rent or rental value.

(j) A management fee not to exceed three percent (3%) of the gross receipts from the Project and all items reimbursable to the Project manager, if any, pursuant to any management contract for the Project Landlord currently pays a management fee equal to three percent (3%) of the gross receipts from the Project and all items reimbursable to the Project manager pursuant to its management contract.

(k) Amounts payable pursuant to the protective covenants, if any, as amended from time to time.

“Operating Costs” shall not include (i) specific costs for any capital repairs, replacements or improvements, except as provided above; (ii) expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant, warrantor or otherwise) to the extent of funds received by Landlord; (iii) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants); (iv) payments for rented equipment, the cost of which would constitute a capital expenditure not permitted pursuant to the foregoing if the equipment were purchased; (v) interest or amortization payments on any mortgages; (vi) net basic rents under ground leases; (vii) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (viii) wages, salaries or other compensation paid for clerks or attendants in concessions or news stands operated in the Project; (ix) the cost of installing, maintaining and operating any specialty service such as an observatory, broadcasting facility, luncheon club or an athletic or recreational club; or (x) costs specially billed to and paid by specific tenants. There shall be no duplication of costs or reimbursement.

5.03. If the Building is not ninety-five percent (95%) occupied (meaning ninety-five percent [95%] of the Net Rentable Area of the Building) during any full or fractional year of the Term, the actual Operating Costs shall be adjusted for such year to an amount which Landlord estimates would have been incurred in Landlord’s reasonable judgment had the Building been ninety-five percent (95%) occupied.

5.04. If during the Term any change occurs in either the number of square feet of the Net Rentable Area of the Premises or of the Net Rentable Area of the Building, Tenant’s Share of Operating Costs shall be adjusted, effective as of the date of any such change. On and after the date of any such change, Tenant’s Operating Costs Payment pursuant to Section 5.01A shall be adjusted effective as of the date of such change.

5.05. Notwithstanding anything to the contrary contained in Section 5.01 or elsewhere in this Lease, for purposes of calculating Tenant’s Operating Costs Payment for the period beginning January 1, 2005, and for each year thereafter for the remainder of the initial Term, the components of Operating Costs set forth in Sections 5.02 (a), (b), (f), (g) and (i) (collectively “Controllable Operating Costs”), shall not be annually increased by more than seven percent (7%) per annum on a cumulative basis for the remaining years of initial Term over the actual 2004 Controllable Operating Costs (as adjusted pursuant to Section 5.03), as determined in the aggregate. If the increase in Controllable Operating Costs exceeds seven percent (7%) in any given year, Landlord shall be entitled to recover such excessive Controllable Operating Costs in future years up to the overall seven percent (7%) cumulative cap. By way of example, if the increase in Controllable Operating Costs was (i) eleven percent (11%) in calendar year 2006, (ii) four percent (4%) in calendar year 2007, and (iii) one percent (1%) in calendar year 2008, Landlord could recover seven percent (7%) of the eleven percent (11%) increase in 2006 (with four percent (4%) of the increase being non-recoverable in calendar year 2006), seven percent (7%) as an increase in 2007 (the 4% actual increase plus 3% of the 4% excess increase from 2006), and two percent (2%) as an increase in 2008 (the actual 1% increase plus the remaining 1% of the excess increase from 2006).

5.06. Within one hundred eighty (180) days following Tenant’s receipt of Landlord’s statement of actual Operating Costs for the preceding year delivered in accordance with Section 5.01(b), Tenant may examine or audit Landlord’s accounting records relating to the calculation of Operating Costs for such year. In the event such examination or audit reveals that Tenant has paid more than Tenant’s Share of Operating Costs hereunder, Landlord shall apply the amount of overpayment as a credit against the next accruing installment(s) of Base Rent and Additional Rent due from Tenant until such amount is fully credited to Tenant, or in the event that the term of this Lease expires before Tenant is credited in full such amount against Base Rent and Additional Rent, Landlord shall pay to Tenant the amount uncredited within thirty (30) days following such calculation, and if the audit shows that the Landlord’s calculation of Operating Costs was incorrect by more than five percent (5%), the Landlord shall reimburse the Tenant for any reasonable third party costs incurred by Tenant in connection with the audit.

ARTICLE 6

PARKING

6.01. Landlord hereby grants to Tenant a license to use in common with other tenants and with the public, the Parking Spaces in the Parking Facilities as set forth in Section 1.01. Landlord shall not be obligated to provide Tenant with any additional Parking Spaces. If Tenant or any party whose parking rights arise by, through or under Tenant (such as Tenant’s employees and visitors) fails to observe the Rules and Regulations with respect to the Parking Facilities and such failure shall continue for more than two (2) Business Days after Landlord gives Tenant notice of such failure, then Landlord, at its option, shall have the right to terminate the permits for use of those Tenant’s Parking Spaces issued to Tenant’s employees, licensees or invitees who have failed to comply with the Rules and Regulations with respect to the Parking Facilities, without legal process, and to remove the applicable Tenant’s vehicles and those of its employees, licensees or invitees violating such Rules and Regulations. Thereafter, at Tenant’s request, Landlord shall reissue the number of permits for Parking Spaces which have been terminated pursuant to this Section 6.01 for use of any Tenant’s employees, licensees or invitees to the extent none of the foregoing person’s violation of the Rules and Regulations applicable to the Parking Facilities resulted in any termination of permits pursuant to this Section 6.01. On the Must Take Premises Commencement Date, Tenant shall be entitled to designate additional Parking Spaces as reserved so that Tenant’s total number of Parking Spaces reserved for Tenant’s employees is twenty percent (20%) of the number of Parking Spaces Tenant is entitled to take pursuant to Section 1.01P hereof. Landlord shall identify and designate Tenant’s fifty-nine (59) reserved Parking Spaces in locations to be agreed upon prior to the Commencement Date by signs containing Tenant’s logo, ten (10) of which fifty-nine reserved Parking Spaces may be reserved, at Tenant’s option, as visitor spaces for Tenant, and Landlord shall provide free visitor parking in the Project during the initial Term.

ARTICLE 7

SERVICES OF LANDLORD

7.01. A. During the Term, Landlord shall furnish Tenant with the following services: (a) hot and cold water in Building Standard bathrooms and chilled water in Building Standard drinking fountains; (b) electrical power sufficient for lighting the Premises and for the operation therein of typewriters, voicewriters, calculating machines, word processing equipment, photographic reproduction equipment, copying machines, personal computers, and similar items of business equipment which consume, in the aggregate, less than four (4) watts per square foot of Net Rentable Area of the Premises and require a voltage of 120 volts single phase or less, (c) heating, ventilating or air-conditioning, as appropriate, during Business Hours; (d) electric lighting for the Common Areas of the Project; (e) passenger elevator service, in common with others, for access to and from the Premises twenty-four (24) hours per day, seven (7) day per week; provided, however, that Landlord shall have the right to limit the number of (but not cease to operate all) elevators to be operated for repairs and after Business Hours and on Saturdays, Sundays and Holidays; (f) janitorial cleaning services; (g) facilities for Tenant’s loading, unloading, delivery and pick-up activities, including access thereto during Business Hours, subject to the Rules and Regulations; (h) security services; and (i) replacement, as necessary, of all Building Standard lamps and ballasts in Building Standard light fixtures within the Premises. All services referred to in this Section 7.01A shall be provided by Landlord and paid for by Tenant as part of Rent.

B. If Tenant requires air-conditioning, heating or other services, including cleaning services, for hours or days in addition to the hours and days specified in Section 7.01A, Landlord shall provide such additional service upon request therefore from Tenant, and Tenant shall reimburse Landlord for the cost of such additional service. The current cost per hour of such additional service is $27.50 per hour. Landlord shall have no obligation to provide any additional service to Tenant at any time Tenant is in default under this Lease unless Tenant pays to Landlord, in advance, the cost of such additional service.

C. Tenant shall not install any machinery or equipment which generates abnormal heat or otherwise creates unusual demands on the air-conditioning or heating system serving the Premises. Tenant shall not install any electrical equipment requiring special wiring unless approved in advance by Landlord. At no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to or wiring in the Premises.

D. If Tenant’s requirements for or consumption of electricity exceed the capacities specified in Section 7.01A(b) hereof, Landlord shall, at Tenant’s sole cost and expense, bill Tenant periodically for such additional service. The degree of such additional consumption by Tenant shall be determined at Landlord’s election, by either or both (a) a survey of standard or average tenant usage of electricity in the Building performed by a reputable consultant selected by Landlord and paid for by Tenant, and (b) a separate meter in the Premises to be installed, maintained, and read by Landlord, all at Tenant’s sole cost and expense.

7.02. Landlord’s obligation to furnish electrical and other utility services shall be subject to the rules and regulations of the supplier of such electricity of other utility services and the rules and regulations of any municipal or other governmental authority regulating the business of providing electricity and other utility services.

7.03. No failure to furnish, or any stoppage of, the services referred to in this Article 7 resulting from any cause shall make Landlord liable in any respect for damages to any person, property or business, or be construed as an eviction of Tenant, or entitle Tenant to any abatement of Rent or other relief from any of Tenant’s obligations under this Lease. Should any malfunction of any systems or facilities occur within the Project or should maintenance or alterations of such systems or facilities become necessary, Landlord shall repair the same promptly and with reasonable diligence, and Tenant shall have no claim for rebate, abatement of Rent, or damages because of malfunctions or any such interruptions in service.

7.04. Notwithstanding anything to the contrary herein contained, subject to Article 15 (Damage by Fire or Other Cause) and Article 16 (Condemnation), if Landlord should fail to provide or fail to restore a service within five (5) consecutive Business Days after the interruption or stoppage of such service from a cause within the reasonable control of Landlord and such failure makes the Premises or a portion thereof untenantable, and provided such interruption or stoppage was not caused by Tenant, Rent shall equitably abate from the date of such interruption or stoppage until such time as the service is restored.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.01. Neither Tenant nor its legal representatives or successors in interest shall, by operation of law or otherwise, assign, mortgage, pledge, encumber or otherwise transfer this Lease or any part hereof, or the interest of Tenant under this Lease, or in any sublease or the rent thereunder. The Premises or any part thereof shall not be sublet, occupied or used for any purpose by anyone other than Tenant, without Tenant’s obtaining in each instance the prior written consent of Landlord in the manner hereinafter provided. Tenant shall not modify, extend, or amend a sublease previously consented to by Landlord without obtaining Landlord’s prior written consent thereto. Provided that no Event of Default has occurred and is outstanding, Landlord agrees not to unreasonably withhold its consent to any request by Tenant to assign this Lease or to sublease all or part of the Premises, provided that Landlord may consider any reasonable factor in determining whether to grant its consent to any such request to assign or sublease. Landlord and Tenant specifically agree, without limitation, that Landlord may reasonably refuse to consent to an assignment or subletting if the proposed assignee or subtenant is (i) not financially capable of satisfying its obligations under this Lease or its sublease, as the case may be, (ii) either a governmental authority or agency, an organization or person enjoying sovereign or diplomatic immunity, a medical or dental practice or other user which will attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high quality office building or which will impose an excessive demand on or use of the facilities or services of the Building, or (iii) not in keeping with the tenant mix of the Building or not of the type of tenant which Landlord would reasonably consider as a tenant in the Building.

8.02. An assignment of this Lease shall be deemed to have occurred (a) if in a single transaction or in a series of transactions more than 50% in interest in Tenant, any guarantor of this Lease, or any subtenant (whether stock, partnership, interest or otherwise) is transferred, diluted, reduced, or otherwise affected with the result that the present holder or owners of Tenant, such guarantor, or such subtenant have less than a 50% interest in Tenant, such guarantor or such subtenant, or (b) if Tenant’s obligations under this Lease are taken over or assumed in consideration of Tenant leasing space in another office building. The transfer of the outstanding capital stock of any corporate Tenant, guarantor or subtenant through the “over-the-counter” market or any recognized national securities exchange (other than by persons owning 5% or more of the voting calculation of such 50% interest of clause 8.02(a) above) shall not be included in the calculation of such 50% interest in clause(a) above.

8.03. Notwithstanding anything to the contrary in Section 8.01, Tenant shall have the right, upon ten (10) days’ prior written notice to Landlord, to (a) sublet all or part of the Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; or (b) assign this Lease to a successor corporation or other entity into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property; provided that (i) such successor corporation or other entity assumes substantially all of the obligations and liabilities of Tenant and shall have assets, capitalization and net worth at least equal to the assets, capitalization and net worth of Tenant as of the date of this Lease as determined by generally accepted accounting principles, and (ii) Tenant shall provide in its notice to Landlord the information required in Section 8.04. For the purpose hereof “control” shall mean ownership of not less than 50% of all the voting stock or legal and equitable interest in such corporation or entity.

8.04. If Tenant should desire to assign this Lease or sublet the Premises (or any part thereof), Tenant shall give Landlord written notice no later than thirty (30) days in advance of the proposed effective date of any other proposed assignment or sublease, specifying (a) the name, current address, and business of the proposed assignee or sublessee, (b) the amount and location of the space within the Premises proposed to be so subleased, (c) the proposed effective date and duration of the assignment or subletting, (d) the proposed rent or consideration to be paid to Tenant by such assignee or sublessee, and (e) financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease. For assignments and sublettings other than those permitted by Section 8.03, Landlord shall have ten (10) Business Days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects: (i) to terminate this Lease as to the space so affected as of the proposed effective date set forth in Tenant’s notice, in which event Tenant shall be relieved of all further obligations hereunder as to such space, except for obligations under Articles 17 and 22 and all other provisions of this Lease which expressly survive the termination hereof, however Landlord shall only have the right to exercise such termination right if an assignment or sublease is for substantially all of the remaining Term; or (ii) permit Tenant to assign or sublet such space; provided, however, that, if the rent rate agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Premises, or if any consideration shall be promised to or received by Tenant in connection with such proposed assignment or sublease (in addition to rent), then fifty percent (50%) of such excess rent and other consideration shall be considered Additional Rent owed by Tenant to Landlord (less brokerage commissions, attorneys’ fees, reconfiguration costs, and other disbursements reasonably incurred by Tenant for such assignment and subletting); or (iii) to refuse to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect; provided, so long as no Event of Default has occurred and is outstanding, Landlord agrees not to unreasonably withhold its consent to a proposed assignment or subletting taking into consideration the factors described in Section 8.01 above. Tenant agrees to reimburse Landlord for legal fees and any other reasonable costs incurred by Landlord in connection with any permitted assignment or subletting, not to exceed an amount of $1,000.00 per assignment or subletting. Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which shall require any assignee to assume performance of all terms of this Lease to be performed by Tenant or any subtenant to comply with all the terms of this Lease to be performed by Tenant. No acceptance by Landlord of any Rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer.

8.05. Any attempted assignment or sublease by Tenant in violation of the terms and provisions of this Article 8 shall be void and shall constitute a material breach of this Lease. In no event, shall any assignment, subletting or transfer, whether or not with Landlord’s consent, relieve Tenant of its primary liability under this Lease for the entire Term, and Tenant shall in no way be released from the full and complete performance of all the terms hereof. If Landlord takes possession of the Premises before the expiration of the Term of this Lease, Landlord shall have the right, at its option, to terminate all subleases, or to take over any sublease of the Premises or any portion thereof and such subtenant shall attorn to Landlord, as its landlord, under all the terms and obligations of such sublease occurring from and after such date, but excluding previous acts, omissions, negligence or defaults of Tenant and any repair or obligation in excess of available net insurance proceeds or condemnation award.

8.06. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Land or the Building. In the event of any transfer, assignment or other conveyance or transfers of any such title or interest, Landlord herein named, and in case of any subsequent transfers, the then grantor shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Project; provided, however, the Landlord which is the then transferor of such title or interest shall continue to be responsible to Tenant for all acts or omissions as Landlord under this Lease during the period of such entity’s ownership of the Project, subject to applicable statutes of limitations. Landlord may transfer its interest in the Project without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms of this Lease.

ARTICLE 9

REPAIRS

9.01. Except for ordinary wear and tear and except as otherwise provided in Section 9.02, Landlord shall perform all maintenance and make all repairs and replacements to the Premises (including the Leasehold Improvements). Tenant shall pay to Landlord the actual cost (including a fee equal to five percent (5%) of actual costs to cover a fee for Landlord’s agent or manager) for (a) all maintenance, repairs and replacements within the Premises (including the Leasehold Improvements), other than maintenance, repairs and replacements to any Building system or component within the Building core serving the tenants in the Building (“Central Systems”) located within the Premises; or (b) all repairs and replacements necessitated by damage to the Project (including the Building structure and the Central Systems) caused by the gross negligence or willful misconduct of Tenant or its agents, contractors, invitees and licensees. Amounts payable by Tenant pursuant to this Section 9.01 shall be payable on demand after receipt of an invoice therefor from Landlord. Landlord has no obligation and has made no promise to maintain, alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof, except as specifically set forth in this Lease. In no event shall Landlord have any obligation to maintain, repair or replace any furniture, furnishings, fixtures or personal property of Tenant.

9.02. Tenant shall keep the Premises (including the Leasehold Improvements) in good order and in a safe, neat and clean condition. No representations respecting the condition of the Premises or the Building or the other portions of the Project have been made by Landlord to Tenant except as specifically set forth in this Lease. Except as provided in Section 10.01 or specifically consented to by Landlord, Tenant shall not perform any maintenance or repair work or make any replacement in or to the Premises (including the Leasehold Improvements), and any branch of a Central System serving the Premises (“Branch System”), but rather shall promptly notify Landlord of the need for such maintenance, repair or replacement so that Landlord may proceed to perform the same. In the event Landlord specifically consents to the performance of any maintenance or the making of any repairs or replacements by Tenant and Tenant fails to promptly commence and diligently pursue the performance of such maintenance or the making of such repairs or replacements, then Landlord, at its option, may perform such maintenance or make such repairs and Tenant shall reimburse Landlord, on demand after Tenant receives an invoice therefor, the cost thereof plus fifteen percent (15%) of the actual costs to cover a fee for Landlord’s agent or manager.

9.03. All repairs made by Tenant pursuant to Section 9.02 shall be performed in a good and workmanlike manner by contractors or other repair personnel selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that neither Tenant nor its contractors or repair personnel shall be permitted to do any work affecting the Central Systems of the Building.

9.04. Subject to the other provisions of this Lease imposing obligations regarding repair upon Tenant, Landlord shall maintain, throughout the Term of this Lease and any extensions thereof, in good working order the Common Areas of the Project, as well as the structural, mechanical, electrical, plumbing, fire/life/safety, and any other systems of the Building, including the exterior and interior structure, which do not comprise a part of the Premises and are not leased to others. Said normal maintenance and repair shall be included as a component of Operating Costs, provided that Landlord shall be responsible, at its sole cost and expense, for all capital repairs, replacements and improvements to the Building and the Project, other than those costs and expenses related to such capital improvements that are to be included in Operating Costs in accordance with Section 5.02(h) hereof.

ARTICLE 10

ALTERATIONS

10.01. Tenant shall not at any time during the Term make any alterations to the Premises without first obtaining Landlord’s written consent thereto, which consent Landlord shall not unreasonably withhold or delay but which consent may be conditioned upon Tenant’s agreement to remove the alterations at the end of the Term. Should Tenant desire to make any alterations to the Premises, Tenant shall submit all plans and specifications for such proposed alterations to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld or delayed, before Tenant allows any such work to commence. Tenant shall select and use only contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed. Upon Tenant’s receipt of written approval from Landlord and upon Tenant’s payment of any third party review costs reasonably incurred by Landlord, Tenant shall have the right to proceed with the construction of all approved alterations, in strict compliance with the approved plans and specifications. All alterations shall be made at Tenant’s sole cost and expense, either by Tenant’s contractors or, at Tenant’s option, by Landlord’s contractor on terms reasonably satisfactory to Tenant, including a fee of five percent (5%) of the actual costs of such work to cover a fee for Landlord’s agent or manager in supervising and coordinating such work. In no event, however, shall anyone other than Landlord or Landlord’s employees or representatives perform work to be done which affects the Central Systems of the Building.

10.02. All construction, alterations and repair work done by or for Tenant shall (a) be performed in such a manner as to maintain harmonious labor relations; (b) not adversely affect the safety of the Project, the Building or the Premises or the systems thereof and not affect the Central systems of the Building; (c) comply with all building, safety, fire, plumbing, electrical, and other codes and governmental and insurance requirements; (d) not result in any usage in excess of Building Standard of water, electricity, gas, or other utilities or of heating, ventilating or air-conditioning (either during or after such work); (e) be completed promptly and in a good and workmanlike manner and in compliance with, and subject to, all of the provisions of the Lease; and (f) not disturb Landlord or other tenants in the Building. After completion of any alterations to the Premises, Tenant will deliver to Landlord a copy of “as built” plans and specifications depicting and describing such alterations.

10.03. All leasehold improvements, alterations and other physical additions made to or installed by or for Tenant in the Premises shall be and remain Landlord’s property (except for Tenant’s furniture, personal property and movable trade fixtures). Tenant agrees to remove, at its sole cost and expense, all of Tenant’s furniture, personal property and movable trade fixtures from the Premises and any other improvements and alterations which Landlord required the removal of, by notice to Tenant, following Landlord’s review of Tenant’s request to make such improvements and alterations, from the Premises, on or before the Expiration Date or any earlier date of termination of this Lease. Tenant shall repair, or promptly reimburse Landlord for the cost of repairing, all damage done to the Premises or the Building by such removal. If Tenant fails to remove any of Tenant’s furniture, personal property or movable trade fixtures by the Expiration Date or any sooner date of termination of the Lease or, if Tenant fails to remove any leasehold improvements, alterations and other physical additions made by Tenant to the Premises which Landlord advised Tenant at the time of installation were to be removed at the end of the Term, Landlord shall have the right, on the fifth (5th) business day after Landlord’s delivery of written notice to Tenant, to deem such property abandoned by Tenant and to remove, store, sell, discard or otherwise deal with or dispose of such abandoned property in a commercially reasonable manner. Tenant shall be liable for all costs of such disposition of Tenant’s abandoned property, and Landlord shall have no liability to Tenant in any respect regarding such property of Tenant. The provisions of this Section 10.03 shall survive the expiration or any earlier termination of this Lease.

ARTICLE 11

LIENS

11.01. Tenant shall keep the Project, the Building and the Premises and Landlord’s interest therein from any liens arising from any work performed, materials furnished, or obligations incurred by, or on behalf of Tenant.

Notice is hereby given that neither Landlord nor any mortgagee or lessor of Landlord shall be liable for any labor or materials furnished to Tenant, except as furnished to Tenant by Landlord pursuant to Exhibit C. If any lien is filed for such work or materials, such lien shall encumber only Tenant’s interest in leasehold improvements on the Premises. Within thirty (30) days after Tenant learns of the filing of any such lien, Tenant shall either discharge and cancel such lien of record or post a bond sufficient under the laws of the State of Texas to cover the amount of the lien claim plus any penalties, interest, attorneys’ fees, court costs, and other legal expenses in connection with such lien. If Tenant fails to so discharge or bond such lien within thirty (30) calendar days after written demand from Landlord, Landlord shall have the right, at Landlord’s option, to pay the full amount of such lien without inquiry into the validity thereof, and Landlord shall be promptly reimbursed by Tenant, as Additional Rent, for all amounts so paid by Landlord, including expenses, interest, and attorneys’ fees.

ARTICLE 12

USE AND COMPLIANCE WITH LAWS

12.01. The Premises shall be used only for executive and administrative offices for the conduct of Tenant’s business limited to the uses specifically set forth in Section 1.01Q and for no other purposes whatsoever. Tenant shall use and maintain the Premises in a clean, careful, safe, lawful and proper manner and shall not allow within the Premises, any offensive noise, odor, conduct or private or public nuisance or permit Tenant’s employees, agents, licensees or invitees to create a public or private nuisance or act in a disorderly manner within the Building or in the Project. Landlord represents that any certificate of occupancy issued with respect to the Premises shall allow use for executive and administrative offices.

12.02. Tenant shall, at Tenant’s sole expense, (a) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Premises, (b) comply with any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any of Tenant’s obligations hereunder or by or through other fault of Tenant, (c) comply with all insurance requirements applicable to the Premises and (d) indemnify and hold Landlord harmless from any loss, cost, claim or expense which Landlord incurs or suffers by reason of Tenant’s failure to comply with its obligations under clauses (a), (b) or (c) above. If Tenant receives notice of any such directive, order citation or of any violation of any law, order, ordinance, regulation or any insurance requirement, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice.

12.03. Landlord, rather than Tenant, shall be responsible for the performance of any remedial measures required under applicable environmental laws in effect on the Commencement Date, which are reasonably necessary to clean up and abate or otherwise respond to any hazardous materials found in the Premises, except to the extent such hazardous materials were the result of any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. To the best of Landlord’s knowledge, the Building, as of the date hereof, does not contain any hazardous materials in violation of existing applicable laws or toxic mold and currently complies with ASHRAE standards for fresh air.

12.04. Landlord shall maintain the Common Areas in compliance with current fire/life/safety requirements of the laws of the State of Texas and the requirements of Title III of the Americans with Disabilities Act of 1990, the cost of which, subject to Section 5.02(h) hereof, may be included as a component of Operating Costs.

12.05. Landlord shall, at its sole expense (which may be included as a component of Operating Costs, subject to the provisions of Section 5.02 hereof), (a) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Common Areas, (b) comply with any directive, order or citation made pursuant to law by any public officer which imposes upon Landlord (as opposed to any tenant) any duty or obligation with respect to the Common Areas, and (c) indemnify and hold Tenant harmless from any loss, cost, claim or expense which Tenant incurs or suffers by reason of Landlord’s failure to comply with its obligations under clauses (a) or (b) above.

ARTICLE 13

DEFAULT AND REMEDIES

13.01. The occurrence of any one or more of the following events shall constitute an Event of Default (herein so called) of Tenant under this Lease: (a) if Tenant fails to pay any Rent hereunder as and when such Rent becomes due and such failure shall continue for more than five (5) days after Landlord gives Tenant written notice of past due Rent; (b) if Tenant fails to pay Rent on time more than twice in any period of twelve (12) months and written notices were given by Landlord in connection with same; (c) if Tenant dissolves its business; (d) if any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the United States bankruptcy code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings; (e) if Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; (f) if a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment; or (g) if Tenant fails to perform or observe any other terms of this Lease and such failure shall continue for more than thirty (30) days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time.

13.02. Upon the occurrence of any Event of Default, Landlord shall have the right, at Landlord’s option, to elect to do any one or more of the following without further notice or demand to Tenant:

(a) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and, if Tenant fails to so surrender, Landlord shall have the right to enter upon and take possession of the Premises and to expel or remove Tenant and its effects without being liable for prosecution or any claim for damages therefor; and Tenant shall, and hereby agrees to, indemnify Landlord for all loss and damage which Landlord suffers by reason of such termination, including damages in an amount equal to the total of (1) the costs of recovering the Premises and all other expenses incurred by Landlord in connection with Tenant’s default; (2) the unpaid Rent earned as of the date of termination, plus interest at the Interest Rate; (3) the total Rent which Landlord would have received under this Lease for the remainder of the Term, but discounted to the then present value at a rate of eight percent (8%) per annum, minus the fair market rental value for the balance of the Term, determined as of the time of such default, discounted to the then present value at a rate of eight percent (8%) per annum; and (4) all other sums of money and damages owing by Tenant to Landlord; or

(b) enter upon and take possession of the Premises without terminating this Lease and without being liable to prosecution or any claim for damages therefor, and, if Landlord elects, relet the Premises on such terms as Landlord believes are reasonable, in which event Tenant shall pay to Landlord on demand the cost of repossession, renovating, repairing and altering the Premises for a new tenant or tenants and any deficiency between the Rent payable hereunder and the rent paid under such reletting; provided, however, that Tenant shall not be entitled to any excess payments received by Landlord from such reletting. Subject to the provisions of Section 13.03 below, Landlord’s failure to relet the Premises shall not release or affect Tenant’s liability for Rent or for damages; or

(c) enter the Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto.

13.03. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. This Lease shall be construed to contain an obligation upon Landlord to mitigate Landlord’s damages under the Lease, but only to the extent required by applicable law.

13.04. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. Landlord’s acceptance of Rent following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to Tenant from Landlord.

13.05. The rights granted to Landlord in this Article 13 shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease.

ARTICLE 14

INSURANCE

14.01. A. Tenant, at its sole expense, shall obtain and keep in force during the Term the following insurance: (a) “All Risk” insurance insuring all property located in the Premises, including furniture, equipment, fittings, installations, fixtures, supplies and any other personal property (“Tenant’s Property”), in an amount equal to the full replacement value; (b) Comprehensive general public liability insurance including personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability, with a cross liability clause and a severability of interests clause to cover Tenant’s indemnities set forth herein, and products and completed operations liability, in limits not less than $1,000,000.00 inclusive per occurrence; (c) Worker’s Compensation and Employer’s Liability insurance, with a waiver of subrogation endorsement, in form and amount as required by applicable law; and (d) In the event Tenant performs any repairs or alterations in the Premises, Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises (excluding the initial build-out of the Premises).

B. Tenant shall have the right to include the insurance required by Section 14.01A under Tenant’s policies of “blanket insurance”. All certificates of insurance evidencing such coverage shall name Tenant as named insured thereunder and shall name Landlord and all mortgagees and lessors of Landlord of which Tenant has been notified, additional insureds, all as their respective interest may appear. All such certificates shall be issued by insurers acceptable to Landlord and in form satisfactory to Landlord. Tenant shall deliver to Landlord certificates by the Commencement Date and, with respect to renewals of such policies, not later than fifteen (15) days prior to the end of the expiring term of coverage. All policies of insurance shall be primary and non-contributing. All such policies and certificates shall contain an agreement by the insurers to notify Landlord and any mortgagee or lessor of Landlord in writing, by Registered U.S. mail, return receipt requested, not less than thirty (30) days before any material change, reduction in coverage, cancellation, including cancellation for nonpayment of premium.

14.02. Landlord shall insure the Building against damage with casualty and comprehensive general public liability insurance, all in such amounts and with such deductible as Landlord reasonably deems appropriate. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided hereinabove, Landlord shall not be required to carry insurance of any kind on Tenant’s Property, and Tenant hereby agrees that Tenant shall have no right to receive any proceeds from any insurance policies carried by Landlord.

14.03. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building, and Tenant shall comply with all requirements and regulations of Landlord’s casualty and liability insurer. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance.

14.04. Landlord and Tenant each hereby waive any right of subrogation and right of recovery or cause of action for injury or loss to the extent that such injury or loss is covered by fire, extended coverage, “All Risk” or similar policies covering real property or personal property (or which would have been covered if Tenant or Landlord, as the case may be, was carrying the insurance required by this Lease). Said waivers shall be in addition to, and not in limitation or derogation or, any other waiver or release contained in this Lease.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CAUSE

15.01. If the Building or any material portion thereof is damaged or destroyed by any casualty to the extent that, in Landlord’s reasonable judgment, (a) repair of such damage or destruction would not be economically feasible (provided, Landlord shall not make such determination based solely on the amount of Base Rent payable by Tenant), or (b) the damage or destruction to the Building cannot be repaired within three hundred sixty (360) days after the date of such damage or destruction, or if the proceeds from Landlord’s insurance remaining after any required payment to any mortgagee or lessor of Landlord are insufficient to repair such damage or destruction, Landlord shall have the right, at Landlord’s option, to terminate this Lease by giving Tenant notice of such termination, within sixty (60) days after the date of such damage or destruction.

15.02. If the Premises or any portion thereof is damaged or destroyed by any casualty, and if, in Landlord’s reasonable opinion, the Premises cannot be rebuilt or made fit for Tenant’s purposes within one hundred eighty days (180) after the date of such damage or destruction, or if the proceeds from Landlord’s insurance remaining after any required payment to any mortgagee or lessor of Landlord are insufficient to repair such damage or destruction, then either Landlord or Tenant shall have the right, at the option of either party, to terminate this Lease by giving the other written notice, within sixty (60) days after such damage or destruction.

15.03. In the event of partial destruction or damage to the Building or the Premises which is not subject to Section 15.01 or 15.02, but which renders the Premises partially but not wholly untenantable, this Lease shall not terminate and Rent shall be abated as of the date of the partial destruction or damage in proportion to the area of the Premises which, in Landlord’s reasonable opinion, cannot be used or occupied by Tenant as a result of such casualty. Landlord shall in such event, within a reasonable time after the date of such destruction or damage, subject to force majeure (as defined in Section 25.06) or to Tenant Delay and to the extent and availability of insurance proceeds, restore the Premises to as near the same condition as existed prior to such partial damage or destruction. In no event shall Rent abate or shall any termination occur if damage to or destruction of the Premises is the result of the negligence or willful misconduct of Tenant, or Tenant’s agents, employees, representatives, contractors, successors, assigns, licensees or invitees.

15.04. If the Building or the Premises or any portion thereof is destroyed by fire or other causes at any time during the last year of the Term, then either Landlord or Tenant shall have the right, at the option of either party, to terminate this Lease by giving written notice to the other within sixty (60) days after the date of such destruction.

15.05. Landlord shall have no liability to Tenant for inconvenience, loss of business, or annoyance arising from any repair of any portion of the Premises or the Building. If Landlord is required by this Lease or by any mortgagee or lessor of Landlord to repair, or if Landlord undertakes to repair, Landlord shall use reasonable efforts to have such repairs made promptly and in a manner which will not unnecessarily interfere with Tenant’s occupancy.

15.06. In the event of termination of this Lease pursuant to Sections 15.01, 15.02, or 15.04, then all Rent shall be apportioned and paid to the date on which possession is relinquished or the date of such damage, whichever last occurs, and Tenant shall immediately vacate the Premises according to such notice of termination; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

15.07. In the event of any damage or destruction described in Section 15.03 above, Landlord shall use commercially reasonable efforts to offer to temporarily relocate Tenant, until such damage or destruction has been repaired, to other comparable space in other nearby buildings owned by Landlord on terms and conditions mutually satisfactory to Tenant and Landlord.

ARTICLE 16

CONDEMNATION

16.01. In the event any portion of the Building, the Premises or the Project are taken or condemned by eminent domain or by any conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “condemnation”), which taking, in Landlord’s reasonable judgment, is such that the Building or the Premises cannot be restored in an economically feasible manner for use substantially as originally designed, then either Landlord or Tenant shall have the right, at either’s option, to terminate this Lease, effective as of the date specified in a written notice of termination and Rent shall be apportioned as of the date of such termination.

16.02. In the event any portion of the Parking Facilities shall be taken by condemnation, which taking in Landlord’s reasonable judgment is such that the Parking Facilities cannot be restored in an economically feasible manner for use substantially as originally designed, including in such consideration the possible use of additional parking facilities in the vicinity of the Building, then either Landlord or Tenant shall have the right, at either’s option, to terminate this Lease, effective as of the date specified in a written notice of termination and Rent shall be apportioned as of the date of such termination.

16.03. In the event that a portion of the Premises shall be taken by condemnation, and this Lease is not terminated pursuant to Section 16.01, then this Lease shall be terminated as of the date of such condemnation as to the portion of the Premises so taken, and this Lease shall remain in full force and effect as to the remainder of the Premises.

16.04. All compensation awarded or paid upon a condemnation of any portion of the Project shall belong to and be the property of Landlord without participation by Tenant. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business, loss of good will, moving expenses, damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant; provided, however, that Tenant shall make no claim which shall diminish or adversely affect any award claimed or received by Landlord.

16.05. If any portion of the Project other than the Building or the Parking Facilities is taken by condemnation, or if the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation during the Term, this Lease shall be and remain unaffected by such condemnation, and Tenant shall continue to pay in full the Rent payable hereunder.

ARTICLE 17

INDEMNIFICATION

17.01. Tenant and its agents employees, representatives, contractors, licensees and invitees, hereby waive all claims against, and agree to indemnify and hold harmless, Landlord for damage to any property or injury to, or death of, any person in, upon, or about the Project, including the Premises, arising at any time and from any cause other than solely by reason of the gross negligence or willful misconduct of Landlord, its agents, employees, representatives, or contractors. Without limiting the generality of the foregoing, Landlord shall not be liable for any injury or damage to persons or property resulting from the condition or design of, or any defective, Building or its mechanical systems or equipment which may exist or occur or from any fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow, or leaks from any part of the Premises or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling, or from the street or any other place, or by dampness or by any other similar cause unless the same is caused solely by the gross negligence or willful misconduct of Landlord, its agents, employees, representatives or contractors. Landlord shall not be liable for any such damage caused by other tenants or persons in the Building or by occupants of adjacent property thereto, or by the public, or caused by construction (unless caused solely by the gross negligence or willful misconduct of Landlord) or by any private, public or quasi-public work. Tenant, for itself and its agents, employees, representatives, contractors, successors, assigns, invitees and licensees, expressly assumes all risks of injury or damage to person or property, whether proximate or remote, resulting from the condition of the Project or any part thereof, except for those risks caused by the gross negligence or willful misconduct of the Landlord, its agents, employees, representatives, or contractors. Tenant’s foregoing indemnity shall include attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Landlord in any connection therewith. The provisions of this Article 17 shall survive the expiration or termination of this Lease with respect to any damage, injury, or death occurring before such expiration or termination.

17.02. Landlord shall, and hereby agrees to, indemnify and hold Tenant harmless from any damages in connection with loss of life, bodily or personal injury or property damage arising from any occurrence in the Common Areas of the Project when not solely the result of the gross negligence or willful misconduct of Tenant, and its agents, employees, representatives, contractors, licensees, and invitees. Landlord’s foregoing indemnity shall include attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Tenant in any connection therewith.

ARTICLE 18

SUBORDINATION AND ESTOPPEL CERTIFICATES

18.01. This Lease and all rights of Tenant hereunder are subject and subordinate to all underlying leases now or hereafter in existence, and to any supplements, amendments, modifications, and extensions of such leases heretofore or hereafter made and to any deeds to secure debt, mortgages, or other security instruments which now or hereafter cover all or any portion of the Project or any interest of Landlord therein, and to any advances made on the security thereof, and to any increases, renewals, modifications, consolidations, replacements, and extensions of any of such mortgages. Subject to the receipt by Tenant of non-disturbance provisions reasonably satisfactory to Tenant in the event of leases and of mortgages that may hereafter be in effect, this provision is declared by Landlord and Tenant to be self-operative and no further instrument shall be required to effect such subordination of this Lease. Upon demand, Tenant shall execute, acknowledge, and deliver to Landlord any further instruments and certificates evidencing such subordination as Landlord, and any mortgagee or lessor of Landlord shall reasonably require; provided, Landlord shall cause any future mortgagee to include in any such subordination agreement non-disturbance provisions reasonably satisfactory to Tenant and such mortgagee. Landlord acknowledges that there is no mortgage on the Building as of the date hereof. Tenant shall not unreasonably withhold, delay, or defer its written consent reasonable modifications in this Lease which are a condition of any financing for the Project or any reciprocal easement agreement with facilities in the vicinity of the Building, provided that such modifications do not increase the obligations of Tenant hereunder or materially and adversely affect Tenant’s use and enjoyment of the Premises.

18.02. Notwithstanding the generality of the foregoing provisions of Section 18.01, any mortgagee or lessor of Landlord shall have the right at any time to subordinate any such mortgage or underlying lease to this Lease, or to any of the provisions hereof, on such terms and subject to such conditions as such mortgagee or lessor of Landlord may consider appropriate in its discretion. At any time, before or after the institution of any proceedings for the foreclosure of any such mortgage, or the sale of the Building under any such mortgage, or the termination of any underlying lease, Tenant shall, subject to the receipt by Tenant of non-disturbance provisions reasonably satisfactory to Tenant in the event of leases and of mortgages that may hereafter be in effect, upon request of such mortgagee or any person or entities succeeding to the interest of such mortgagee or the purchaser at any foreclosure sale (“Successor Landlord”), automatically become the Tenant (or if the Premises has been validly subleased, the subtenant) of the Successor Landlord, without change in the terms or other provisions of this Lease (or, in the case of a permitted sublease, without change in this Lease or in the instrument setting forth the terms of such sublease); provided, however, that the Successor Landlord shall not be (i) bound by any payment made by Tenant of Rent or Additional Rent for more than one (1) month in advance, except for a Security Deposit previously paid to Landlord (and then only if such Security Deposit has been deposited with and is under the control of the Successor Landlord), (ii) bound by any termination, modification, amendment or surrender of the Lease done without the Successor Landlord’s consent, (iii) liable for any damages or subject to any offset or defense by Tenant to the payment of Rent by reason of any act or omission of any prior landlord (including Landlord), or (iv) personally or corporately liable, in any event, beyond the limitations on landlord liability set forth in Section 25.05 of this Lease. This agreement of Tenant to attorn to a Successor Landlord shall survive any such foreclosure sale, trustee’s sale conveyance in lieu thereof or termination of any underlying lease. Tenant shall upon demand at any time, before or after any such foreclosure or termination execute, acknowledge, and deliver to the Successor Landlord any written instruments and certificates evidencing such attornment as such Successor Landlord may reasonably require, subject to the receipt by Tenant of non-disturbance provisions reasonably satisfactory to Tenant in the event of leases and of mortgages that may hereafter be in effect.

18.03. Tenant shall, from time to time, within ten (10) Business Days after request from Landlord, or from any mortgagee or lessor of Landlord, execute, acknowledge and deliver in recordable form a certificate certifying, to the extent true, that this Lease, as the Lease may have been amended, is in full force and effect; that the Term has commenced and the full amount of the Rent then accruing hereunder; the dates to which the Rent has been paid; that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; the amount, if any, that Tenant has paid to Landlord as a Security Deposit; that no Rent under this Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in this Lease, or has been changed as set forth in the certificate; that Tenant has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder; that, to the knowledge of Tenant, Landlord is not then in default under this Lease; and such other matters as may be reasonably requested by Landlord or any mortgagee or lessor of Landlord. Any such certificate may be relied upon by Landlord, any Successor Landlord, or any mortgagee or lessor of Landlord. Landlord agrees periodically to furnish, when reasonably requested in writing by Tenant, certificates signed by Landlord containing information similar to the foregoing information.

18.04. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to any mortgagee or lessor of Landlord whose address shall have been furnished to Tenant, and (b) Tenant offers such mortgagee or lessor of Landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

ARTICLE 19

SURRENDER OF THE PREMISES

19.01. By no later than 11:59 p.m. of the Expiration Date or the date of earlier termination of this Lease, or upon any re-entry of the Premises by Landlord without terminating this Lease pursuant to Section 13.02(b), Tenant, at Tenant’s sole cost and expense, shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term or as the Premises may thereafter have been improved, reasonable use and wear thereof and repairs which are Landlord’s obligations under Articles 9, 15 and 16 only excepted, and Tenant shall remove all of Tenant’s Property and turn over all keys for the Premises to Landlord.

19.02. Should Tenant continue to hold the Premises after the expiration or earlier termination of this Lease, such holding over, unless otherwise agreed to by Landlord in writing, shall constitute and be construed as a tenancy at sufferance at monthly installments of Rent equal to one hundred twenty-five percent (125%) of the monthly portion of Base Rent in effect as of the date of expiration or earlier termination for the first sixty days of any such holdover and one hundred fifty percent (150%) of the monthly portion of Base Rent in effect as of the date of expiration or earlier termination thereafter, plus Tenant’s Operating Costs Payment, and subject to all of the other terms, charges and expenses set forth herein except any right to renew this Lease or to expand the Premises or any right to additional services. Tenant understands and agrees that Landlord has not consented to any such holdover. Tenant shall also be liable to Landlord for all damage which Landlord suffers because of any holding over by Tenant, and Tenant shall indemnify Landlord against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant. The provisions of this Article 19 shall survive the expiration or earlier termination of this Lease.

ARTICLE 20

LANDLORD’S RIGHT TO INSPECT

20.01. Landlord shall retain duplicate keys to all doors of the Premises. Tenant shall provide Landlord with new keys should Tenant receive Landlord’s consent to change the locks. Landlord shall have the right to enter the Premises at reasonable hours (or, in the event of an emergency, at any hour); provided, however, Landlord shall use reasonable efforts to minimize interference with Tenant’s business and, except in the event of an emergency, Landlord shall schedule all such entries with Tenant not less than twenty-four (24) hours in advance and shall be escorted by Tenant’s designee during such entry. Landlord shall not be liable to Tenant for the exercise of Landlord’s rights under this Article 20 and Tenant hereby waives any claims for damages for any injury, inconvenience or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

ARTICLE 21

SECURITY DEPOSIT

21.01. On or before the date Landlord delivers the Premises to Tenant, Tenant shall deliver to Landlord a $500,000.00 letter of credit (the “Security Deposit”) that is issued by a national banking association and is in form and substance reasonably satisfactory to Landlord and Tenant. Upon the occurrence of any Event of Default by Tenant, Landlord shall have the right, without prejudice to any other remedy, to submit a sight draft to the bank which issued the letter of credit representing the Security Deposit, in an amount equal to a sum necessary to pay any arrearages in Rent, and any other damage, injury or expense. Following any such application of all or any portion of the Security Deposit, Tenant shall deliver to Landlord, on demand, either an endorsement to the existing letter of credit or a new letter of credit so that the letter or letters of credit thereafter equal the amount required in Section 1.01R of this Lease. If Tenant is not in default at the termination of this lease, any remaining balance of the Security Deposit shall be returned to Tenant, provided that Tenant surrenders the Premises without damage pursuant to Article 19 hereof. If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Security Deposit to the transferee (and Tenant shall execute such documents as may be necessary to effect such transfer), and thereafter Landlord shall have no further liability to Tenant for the Security Deposit. Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, then the Security Deposit shall be (a) reduced by $250,000.00 on the fourth (4th) anniversary of the Commencement Date, and (b) returned to Tenant on the fifth (5th) anniversary of the Commencement Date.

ARTICLE 22

BROKERAGE

22.01. Tenant and Landlord each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, other than with Broker, and each party shall, and hereby agrees to, indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker, other than with Broker. This provision shall survive the expiration or earlier termination of this Lease. Landlord shall pay all fees owed by Broker pursuant to the separate agreement between Landlord and Broker.

ARTICLE 23

OBSERVANCE OF RULES AND REGULATIONS

23.01. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully and comply strictly with all Rules and Regulations (herein so called) attached to this Lease as such Rules and Regulations may be changed from time to time. Landlord shall at all times have the right to make reasonable changes in and additions to such Rules and Regulations; provided Landlord gives Tenant prior notice of such changes and provided that such new rules and regulations or changes in existing rules and regulations do not conflict with this Lease, do not unfavorably discriminate against Tenant, do not materially interfere with the lawful conduct of Tenant’s business in the Premises and do not materially diminish the quality of the Project. Landlord shall not be liable to Tenant for the failure or refusal by any other tenant, guest, invitee, visitor, or occupant of the Building to comply with any of the Rules and Regulations; provided, however, that Landlord shall uniformly enforce said Rules and Regulations.

ARTICLE 24

NOTICES

24.01. All notices, consents, demands, requests, documents, or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be deemed given, whether actually received or not, when dispatched for hand delivery or delivery by air express courier (with signed receipts) to the other party, or on the second Business Day after deposit in the United States mail, postage prepaid, certified, return receipt requested, except for notice of change of address which shall be deemed given only upon actual receipt. The addresses of the parties for notices are set forth in Article 1, or any such other addresses subsequently specified by each party in notices given pursuant to this Section 24.01.

ARTICLE 25

MISCELLANEOUS

25.01. Professional Fees. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party its professional fees for attorneys, appraisers and accountants, its investigation costs, and any other legal expenses and court costs incurred by the prevailing party in such action or proceeding.

25.02. Reimbursements. Wherever this Lease requires Tenant to reimburse Landlord for the cost of any item, such costs will be the reasonable and customary charge periodically established by Landlord for such item.

25.03. Severability. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remaining agreements contained in this Lease shall not be affected.

25.04. Non-Merger. There shall be no merger of this Lease with any ground leasehold interest or the fee estate in the Project or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or any interest in this Lease as well as any ground leasehold interest or fee estate in the Project or any interest in such fee estate.

25.05. Landlord’s Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of Landlord in the Project for the collection of any judgment or other judicial process requiring the payment of money by Landlord for any default or breach by Landlord under this Lease, subject, however, to the prior rights of any mortgagee or lessor of the Project. No other assets of Landlord or any partners, shareholders, or other principals of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim.

25.06. Force Majeure. Whenever the period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations, or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of Landlord or Tenant. Force Majeure shall not excuse or delay Tenant’s obligation to Rent or any other amount due under this Lease.

25.07. Headings. The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several articles hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, and successors and assigns of the parties thereto.

25.08. Successors and Assigns. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns or the parties hereto. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, Tenant’s obligations shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant hereunder before proceeding against such guarantor, and any such guarantor shall not be released from its guarantee for any reason, including any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord’s rights, the failure to give Tenant or such guarantor any notices, or the release of any party liable for the payment or performance of Tenant’s obligations hereunder. Notwithstanding the foregoing, nothing contained in this Section 25.08 shall be deemed to override Article 8.

25.09. Landlord’s Representations. Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises, the Building, the Parking Facilities, the Land, or any other portions of the Project except as herein expressly set forth and all reliance with respect to any representations or promises is based solely on those contained herein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

25.10. Entire Agreement; Amendments. This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant regarding the subject matter of this Lease. No amendment or modification of this Lease shall be binding or valid unless expressed in writing executed by both parties hereto.

25.11. Tenant’s Authority. If Tenant signs as a corporation, execution hereof shall constitute a representation and warranty by Tenant that Tenant is a duly organized and existing corporation, that Tenant has been and is qualified to do business in the State of Texas and in good standing with the State of Texas, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate action. If Tenant signs as a partnership, trust, or other legal entity, execution hereof shall constitute a representation and warranty by Tenant that Tenant has complied with all applicable laws, rules, and governmental regulations relative to Tenant’s right to do business in the State of Texas, that such entity has the full right and authority to enter into this Lease, and that all persons signing on behalf of Tenant were authorized to do so by any and all necessary or appropriate partnership, trust, or other actions.

25.12. Governing Law. This Lease shall be governed by and construed under the laws of the State of Texas. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in Travis County, Texas. Should any provision of this Lease require judicial interpretation, Landlord and Tenant hereby agree and stipulate that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of any rule or conclusion that a document should be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had full opportunity to consult legal counsel of its choice before the execution of this Lease.

25.13. Tenant’s Use of Name of the Building. Tenant shall not, without the prior written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and Tenant shall not do or permit the doing of anything in connection with Tenant’s business or advertising (including brokers’ flyers promoting sublease space) which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Tenant and Landlord, the Building, or the Land.

25.14. Ancient Lights. Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

25.15. Changes to Project by Landlord. Landlord shall have the unrestricted right to make changes to all portions of the Project in Landlord’s reasonable discretion for the purpose of improving access or security to the Project or the flow of pedestrian and vehicular traffic therein. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, bathrooms, or any other Common Areas so long as reasonable access to the Premises remains available, so long as it does not materially and adversely affect Tenant’s use and occupancy of the Premises and so long as the changes do not materially diminish the quality of the Project. Landlord shall also have the right to (a) rearrange, change, expand or contract portions of the Project constituting Common Areas (b) to use Common Areas while engaged in making improvements, repairs or alterations to the Project, or any portion thereof, and (c) to do and perform such other acts and make such other changes in to or with respect to the Project, or any portion thereof, as Landlord may, in the exercise of sound business judgment, deem to be appropriate. Landlord shall be entitled to change the name or address of the Building or the Project. Landlord shall have the right to close, from time to time, the Common Areas and other portions of the Project for such temporary periods as Landlord deems legally sufficient to evidence Landlord’s ownership and control thereof and to prevent any claim of adverse possession by, or any implied or actual dedication to, the public or any party other than Landlord.

25.16. Time of Essence. Time is of the essence of this Lease.

25.17. Landlord’s Acceptance of Lease. The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless Landlord executes a copy of this Lease and delivers the same to Tenant.

25.18. Financial Statements. At any time during the term of this Lease, but no more than twice during any calendar year, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If Tenant’s financial statements are otherwise available to Landlord because Tenant is a public company, Tenant shall have no obligation to provide financial statements to Landlord pursuant to this Section 25.18.

25.19. Existing Equipment. As of the Commencement Date, Tenant may utilize all the existing data center equipment in place, in its “as is” condition; however Landlord does not make any representation or warranty with respect to such equipment. Such equipment includes, but is not limited to, the items described in the inventory attached hereto as Exhibit F, which is incorporated herein for all purposes. Tenant shall have the right to use the backup generator in the Premises for Tenant’s sole use and shall pay all costs related to its maintenance. Tenant may upgrade such equipment at its expense, with Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Tenant may not remove any such equipment from the Premises unless it replaces such equipment with equipment reasonably satisfactory to Landlord. Tenant shall also have the right to: (i) use the existing telecom conduits with Landlord’s written consent (not to be unreasonably withheld), with the appropriate provider’s written permission, or construct new conduits, and (ii) with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, install cables, equipment and other related telecommunications facilities for Tenant’s network into the Building. Landlord confirms that it does not currently have an exclusive agreement with any fiber provider for the Building.

25.20. Signage. Subject to this Section 25.20, Tenant shall have the right, at Tenant’s sole cost and expense, to place its name on the west façade of the Building, at a location designated by Landlord (subject to Landlord’s reasonable approval in writing as to the placement, color, size (which Landlord agrees may be of the size of existing façade signage on the Building), design and construction of such signage and the architectural compatibility of the signage with the exterior of the Building) (the “Signage”). Landlord’s approval of the Signage shall create no responsibility or liability on the part of Landlord for the completeness, design or sufficiency thereof or the compliance of the Signage with the requirements of applicable Laws. Landlord shall have the right to remove the Signage from the facade of the Building, at Tenant’s cost, in the event (a) Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant specifically described in Section 8.03 of this Lease) fails to occupy at any time at least fifty-one percent (51%) of the Premises leased as of the Must Take Premises Commencement Date, or (b) if any Event of Default has occurred and is outstanding following all applicable notice and cure periods provided for in the Lease. Tenant understands and agrees that it is solely responsible to insure the upkeep and condition of the Signage to its original status, normal wear and tear excepted. Specifically, any missing letters, whether by loss, destruction, wear, act of God, or otherwise, will be replaced at the full expense of Tenant and shall be repaired or replaced within ten (10) days after the occurrence of such deficiency. In addition to any other rights or remedies provided to Landlord in the Lease, if Tenant shall fail to complete such repair and/or replacement within such ten (10) day period, Landlord shall have the right, but not the obligation, to complete such repair and/or replacement. Prior to installing the Signage, Tenant shall have obtained and be maintaining all permits and/or approvals required by applicable Laws with respect to the installation and maintenance of the Signage and shall have provided Landlord with sufficient evidence of the existence of such permits and/or approvals and that the installation of the Signage will comply in all respects with all applicable Laws. Tenant shall protect, defend, indemnify and hold harmless Landlord and all Landlord Indemnities (as hereinafter defined) from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) (each a “Claim” and collectively the “Claims”) resulting from and/or arising in connection with or related to the construction, installation, maintenance, use, or removal of the Signage by Tenant, its agents or contractors or the removal of the Signage by Landlord, its agents or contractors unless the Claim in question was caused solely by Landlord’s or its agents’ or contractors’ negligence or willful misconduct. As used herein, the term “Landlord Indemnities” shall mean Landlord and Landlord’s partners and their respective officers, directors, employees, agents, affiliates, mortgagees, successors and assigns, and the term “Laws” shall mean all laws, statutes, ordinances, resolutions, rules, codes, regulations, restrictions (including, without limitation, restrictive covenants or deed restrictions), policies, orders, determinations or requirements of any governmental authority from time to time in existence.

25.21. Security. Tenant shall have the right to install a security system on the Premises at its sole cost and expense, with Landlord’s prior written consent, not to unreasonably withheld or delayed.

ARTICLE 26

SUBSTITUTION SPACE

INTENTIONALLY DELETED.

ARTICLE 27

OTHER DEFINITIONS

When used in this Lease, the terms set forth hereinbelow shall have the following meanings: (a) “Business Days” shall mean Monday through Friday (except for Holidays); “Business Hours” shall mean 8:00 a.m. to 7:00 p.m. on Monday through Friday and 9:00 a.m. to 3:00 p.m. on Saturdays (except for Holidays); and “Holidays” shall mean those holidays designated by Landlord, which holidays shall be consistent with those holidays designated by landlords of other first-class office buildings in the Austin, Texas suburban area, but which in no event shall exceed ten (10) days of holidays. (b) “Common Areas” shall mean those certain areas and facilities of the Building and the Parking Facilities and those certain improvements to the Land which are from time to time provided by Landlord for the use of tenants of the Building and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements include any and all corridors, elevator foyers, vending areas, bathrooms, electrical and telephone rooms, mechanical rooms, janitorial areas and other similar facilities of the Building and of the Parking Facilities and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, walkways, and generally all other improvements located on the Land, or which connect the Land to other buildings. (c) The words “day” or “days” shall refer to calendar days, except where “Business Days” are specified.

(d) “Net Rentable Area” shall mean (1) in the case of a single tenancy floor, all floor area measured from the inside surface of the outer glass of the Building, excluding only the areas (“Service Areas”) within the outside wall used for the Building’s stairs, fire towers, elevator shafts, vertical penetrations of the Building’s central atrium, flues, vents, stacks, pipe shafts, and vertical ducts (which areas shall be measured from the mid-point of walls enclosing such areas, but including any Service Areas which are for the specific use of the particular tenant, such as special stairs or elevators, plus an allocation of the square footage of the Building’s central areas for providing telephone, electrical, mechanical, janitorial, security and mail services, as well as, the central entry lobby, ground level elevator lobby and service elevator lobby, central fire exit corridors, service exit corridor and central loading dock (the “Central Areas”), and (2) in the case of a floor to be occupied by more than one tenant, all floor areas within the inside surface (with respect to the Premises) of the glass and to the midpoint of the walls separating areas leased by or held for lease to other tenants or from the Common Areas, but including a proportionate part of the Common Areas located on such floor based upon the ratio which Tenant’s Net Rentable Area (excluding Common Areas) on such floor bears to the aggregate Net Rentable Area (excluding Common Areas) on such floor, plus an allocation of the square footage of the Building’s Central Areas. In the case of both single and multiple tenant floors, telephone, electrical, mechanical, maintenance, janitorial or security rooms not included in the Building’s Central Areas but which serve more than one floor shall be considered Common Areas and shall be allocated among all tenants whose premises are served thereby, regardless of whether such premises are located on the same floor as the rooms in question. Such allocation shall be made in accordance with the proportion of the Net Rentable Area so served. No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building. (e) The “terms of this Lease” shall be deemed to include all terms, covenants, conditions, provisions, obligations, limitations, restrictions, reservations and agreements contained in this Lease. (f) A “year” shall mean a calendar year.

IN WITNESS WHEREOF, Landlord and Tenant have set their hands hereunto and have caused this Lease to be executed by duly authorized officials thereof, as of the day and year set forth on the cover page hereof.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,

a Delaware limited partnership,

By:	Prentiss Properties I, Inc.,
a Delaware corporation,
general partner

	By:	/s/ William J. Reister
	Name:	William J. Reister
	Title:	Vice President

	By:	/s/ Christopher M. Hipps
	Name:	Christopher M. Hipps
	Title:	Executive Vice President

TENANT:

SIGMATEL INC.,
a Delaware corporation

By:	/s/ Ross Goolsby
Name:	Ross Goolsby
Title:	CFO

EXHIBIT A

FLOOR PLAN OF THE PREMISES

EXHIBIT B

THE LAND

Lot 2B, Replat of Lot 2, WALLINGWOOD SECTION II, a subdivision in Travis County, Texas, according to the map or plat recorded in Book 100, Pages 95-96, Plat Records of Travis County, Texas.

EXHIBIT C

LEASEHOLD IMPROVEMENTS

ARTICLE 1

DEFINITIONS

The terms defined in Article 1 of this Exhibit C, for all purposes of this Exhibit C, shall have the meanings herein specified, and in addition to the terms defined herein, the definitions in the Basic Lease Information and otherwise in this lease shall also apply to this Exhibit C.

1.01. [Intentionally Deleted]

1.02. “Building Standard” means the quality of materials, finishes, and workmanship from time to time specified by Landlord for the Building.

1.03. “Non-Building Standard” means all materials, finishes, and workmanship used in connection with the construction and installation of the Leasehold Improvements which deviate from Building Standard in terms of quality.

1.04. “Tenant’s Work” means all work which is supplied, installed, and finished by Landlord’s Contractor, at Tenant’s cost, to complete the Leasehold Improvements to the Premises in accordance with the Plans and Specifications.

1.05. “Leasehold Improvements” shall mean the leasehold improvements to be completed in the Premises.

1.06. “Tenant’s Space Planner” shall mean RKP Architects.

1.07. “Landlord’s Contractor” means the person or firm from time to time selected by Landlord, and paid by Tenant, subject to Tenant’s Allowance, but approved by Tenant, in Tenant’s reasonable discretion, to construct and install the Leasehold Improvements in the Premises.

1.08. “Tenant’s Manager” shall be CB Richard Ellis, whose responsibilities may include inspecting, approving, and overseeing all levels of the construction of the Leasehold Improvements and Tenant’s move into the Premises following the substantial completion of the Leasehold Improvements.

1.09. “Tenant Expenditure Authorization” means an authorization by Tenant, prior to the commencement of any Tenant’s Work for Tenant’s Manager to contract to expend funds on behalf of Tenant.

ARTICLE 2

COMPLETION OF PREMISES

2.01. As soon as practicable after the execution of this Lease, but in any event not more than sixty (60) days from the date of execution of this Lease, Tenant’s Space Planner, at Tenant’s expense (subject to Tenant’s Allowance) shall prepare and complete the space plan, the architectural construction plan to include specifications, finish schedules specifications, and MEP plans (collectively “Plans and Specifications”) for the Leasehold Improvements and submit such Plans and Specifications to Landlord for its approval, which approval (as well as its approval of any revisions thereto) shall not be unreasonably withheld or delayed. Within five (5) business days after Landlord’s receipt of such Plans and Specifications, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Plans and Specifications. Tenant shall cause Tenant’s Space Planner to revise the Plans and Specifications within five (5) business days following receipt of Landlord’s requested revisions thereto. Landlord’s approval of the Plans and Specifications, and any changes thereto, for Tenant’s Work shall impose no responsibility or liability on Landlord for their completeness, design sufficiency, or compliance with all applicable laws, rules and regulations of governmental agencies or authorities. All costs, including professional fees of Tenant’s Space Planner, which are related to the preparation of the Plans and Specifications shall be paid out of Tenant’s Allowance, or if same has been depleted, by Tenant.

2.02. Unless otherwise agreed to in writing by Landlord and Tenant, all Tenant’s Work involved in the construction and installation of the Leasehold Improvements shall be carried out by Landlord’s Contractor. Tenant shall cooperate with Landlord, and shall cause Tenant’s Manager, if any, to promote the efficient and expeditious completion of such Tenant’s Work. To the extent that the cost of Tenant’s Work exceeds Tenant’s Allowance (as hereinafter defined), Tenant agrees to pay to Landlord, promptly upon being billed therefor, the amount by which the cost (labor and materials) of all Tenant’s Work exceeds Tenant’s Allowance (the “Excess Costs”). Tenant shall pay 50% of the Excess Costs to Landlord in trust prior to commencement of Tenant’s Work, which payments shall be applied by Landlord to the payment of the Excess Costs at such time as Tenant has paid 50% of the Excess Costs from its own funds in accordance with the monthly statements to be delivered by Landlord to Tenant pursuant to this Section 2.02. Landlord’s Contractor shall not commence Tenant’s Work without payment in trust to Landlord of 50% of the Excess Costs. Landlord’s Contractor shall submit monthly statements of Excess Costs incurred to Tenant, which statements shall reflect Tenant’s prorata portion of such statement. Tenant shall promptly pay Tenant’s prorata portion of such statement, with the final payment to be due on or before Tenant occupies the Premises. Tenant agrees that in the event of default of payment thereof, Landlord (in addition to all other remedies) shall have the same rights as in the event of default of payment of Rent under this Lease. No fee shall be paid to Landlord to supervise Tenant’s Work.

2.03. If there are any changes in the Leasehold Improvements caused by Tenant from the work as reflected in the final Plans and Specifications, each such change must receive the prior written approval of the Landlord, which shall not be unreasonably withheld or delayed, and, in the event of any such approved change in the Plans and Specifications, and drawings, Tenant shall, upon completion of the Tenant’s Work, furnish Landlord with an accurate “as-built” plan of the Tenant’s Work as constructed, which plans shall be incorporated in to this Exhibit C by this reference for all intents and purposes when said plans are fully completed.

2.04. All design, construction and installation shall conform to the requirements of applicable building, plumbing and electrical codes, requirements of governmental laws, including the Americans with Disabilities Act, and the requirements of any authority having jurisdiction over, or with respect to, such work.

2.05. Tenant acknowledges that the Premises shall be delivered to Tenant’s Manager in “as is” condition.

ARTICLE 3

TENANT’S ALLOWANCE

3.01. Landlord hereby grants Tenant an allowance equal to $2,596,370.00 (“Tenant’s Allowance”) to be used towards the cost of (a) Tenant’s Work for the Premises, (b) a fee of up to three percent (3%) of the cost of Tenant’s Work to be paid to Tenant’s Manager, (if any), (c) fees for Tenant’s Space Planner, and (d) costs of Signage. In the event that the full amount of Tenant’s Allowance is not expended on the foregoing costs, including the fee to Tenant’s Manager and Tenant’s Space Planner and the costs of signage, Landlord shall pay Tenant any remaining monies up to a maximum of $370,910.00 to Tenant upon Tenant’s first payment of Rent under Section 4.01 of this Lease to Landlord, to be used by Tenant to offset its rent obligations under its existing lease.

ARTICLE 4

COMMENCEMENT OF RENT

4.01. Tenant’s obligation for the payment of the Rent under this Lease for the Premises shall commence in accordance with Section 3.02 of the Lease; provided, however, that if such substantial completion is delayed as a result of: (a) Tenant’s failure to cause Tenant’s Space Planner to timely deliver all the Plans and Specifications and revisions thereto as required by Section 2.01 of this Exhibit C, (b) Tenant’s changes in any Plans and Specifications following Landlord’s approval thereof, (c) Tenant’s request for materials, finishes or installations other than Building Standard, or (d) Tenant’s failure to timely pay the 50% portion of costs in excess of Tenant’s Allowance as required pursuant to Section 2.02 of this Exhibit C, then Tenant’s obligation to pay Rent under this lease shall be accelerated by the number of days of such Tenant Delay (herein so called).

4.02. Landlord shall use commercially reasonable efforts to include in Landlord’s agreement with Landlord’s Contractor commercially reasonable penalty provisions providing that Landlord’s Contractor shall pay daily liquidated damages to Landlord if Landlord’s Contractor does not complete Tenant’s Work on or before December 1, 2004. Landlord shall deliver to Tenant any fee Landlord receives from Landlord’s Contractor pursuant to such liquidated damages provision.

4.03 Landlord and Tenant understand that Tenant intends to complete the First Phase Leasehold Improvements by October 18, 2004 and complete the Remaining Leasehold Improvements by December 1, 2004.

EXHIBIT D

FORM OF COMMENCEMENT NOTICE

This Commencement Notice is delivered this              day of                 , 20        , by Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), to                          (“Tenant”), pursuant to the provisions of Section 3.03 of that certain Lease Agreement (the “Lease”) dated                 , 20        , by and between Landlord and Tenant covering certain space in the Building known as                     . All terms used herein with their initial letter capitalized shall have the meaning assigned to such terms in the Lease.

W I T N E S S E T H:

1. The Building, the Premises, the Parking Facilities, and all other improvements required to be constructed and furnished by Landlord in accordance with the terms of the Lease have been satisfactorily completed by the Landlord and accepted by the Tenant.

2. The Premises have been delivered to, and accepted by, the Tenant, subject to the completion of “punch list” items.

3. The Commencement Date of the Lease is the              day of             , 20        , and the Expiration Date is the              day of             , 20        .

4. The Premises consist of              square feet of Net Rentable Area located on the              floor of the Building.

5. The Base Rent is $             per annum and Tenant’s Operating Costs Payment is $             per annum, payable in monthly installments of $            , subject, however, to the provisions of the Lease relating to adjustments of Tenant’s Operating Costs Payment.

6. Remittance of the foregoing payments shall be made on the first day of each month in accordance with the terms and conditions of the Lease at the following address:

Prentiss Properties Acquisition Partners, L.P.

P.O. Box 730334

Dallas, Texas 75373-0334

IN WITNESS WHEREOF, this instrument has been duly executed by Landlord as of the date first written above.

LANDLORD:

Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership,

By:	Prentiss Properties I, Inc., an Delaware corporation, general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

MUST TAKE PREMISES AREA

EXHIBIT F

INVENTORY OF DATA CENTER EQUIPMENT

(1)	Roof top chiller – 95 tons, Carrier Model # 781897 SN#30GTN1006KA – D Wing Roof

(2)	Leibert Computer Room Units – 15 tons each 1st Floor C wing Raised floor computer room

(2)	Leibert Computer Room Units – 7.3 tons each 1st Floor C wing

Testing lab next to raised floor computer room

(1)	Leibert Computer Room Unit – 3.5 ton 1st Floor C wing – workout room

(1)	Leibert Computer Room Unit – 15 ton 4th Floor C wing – Testing lab next to air handler room

(2)	Chilled water pumps – 240 GPM, Aurora – 4th Floor D wing AHU Room

(1)	Cummins Stand-by Generator – 400 KW/500 KVA Model #4489955 Serial #J00016773D – behind garage

(1)	Zenith Transfer Switch – Model #12J1345 Serial #107893340J – 1st floor C wing next to raised floor computer room

RIDER NO. 1

RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or placed therein. The cost of repairing any stoppage or damage resulting to any such fixtures or appliances from misuse on the part of a tenant or such tenant’s officers, agents, servants, and employees shall be paid by such tenant.

3. No signs, posters, advertisements, or notices shall be painted or affixed on any of the windows or doors, or other part of the Building, except of such color, size, and style, and in such places, as shall be first approved in writing by the building manager. No nails, hooks, or screws shall be driven into or inserted in any part of the Building, except by Building maintenance personnel.

4. Directories will be placed by Landlord, at Landlord’s own expense, in the lobby of the Building. No other directories shall be permitted.

5. The Premises shall not be used for conducting any barter, trade, or exchange of goods or sale through promotional give-away gimmicks or any business involving the sale of second-hand goods, insurance salvage stock, or fire sale stock, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of- business sale, moving sale, bulk sale, or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Building.

6. Tenants shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

7. Tenant shall not place a load upon any floor of the premises which exceeds to floor load per square foot which such floor was designed to carry or which is allowed by applicable building code. Landlord may prescribe the weight and position of all safes and heavy installations which Tenant desires to place in the premises so as properly to distribute the weight thereof. All damage done to the Building by the improper placing of heavy items which overstress the floor will be repaired at the sole expense of the Tenant.

8. A tenant shall notify the building manager when safes or other heavy equipment are to be taken into or out of the Building. Moving of such items shall be done under the supervision of the building manager, after receiving written permission from him/her.

9. Corridor doors, when not in use, shall be kept closed.

10. All deliveries must be made via the service entrance and service elevators during normal business hours or as otherwise directed or scheduled by Landlord. Prior approval must be obtained from Landlord for any deliveries that must be received after normal business hours.

11. Each tenant shall cooperate with building employees in keeping the premises neat and clean.

12. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, animals, or reptiles, or any other creatures, shall be brought into or kept in or about the building.

13. Should a tenant require telegraphic, telephonic, annunciator, or any other communication service, Landlord will direct the electricians and installers where and how the wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct.

14. Tenants shall not make or permit any improper noises in the Building, or otherwise interfere in any way with other tenants or persons having business with them.

15. No equipment of any kind shall be operated on the premises that could in any way annoy any other tenant in the Building without written consent of Landlord.

16. Business machines and mechanical equipment belonging to Tenant which cause noise and/or vibration that may be transmitted to the structure of the Building or to any leased space so as to be objectionable to Landlord or any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, in setting of cork, rubber, or spring type noise and/or vibration eliminators sufficient to eliminate vibration and/or noise.

17. Tenants shall not use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating material, unless it is battery powered, UL approved.

18. Tenants employees or agents, or anyone else who desires to enter the Building after normal business hours, may be required to provide appropriate identification and sign in upon entry, and sign out upon leaving, giving the location during such person’s stay and such person’s time of arrival and departure, and shall otherwise comply with any reasonable access control procedures as Landlord may from time to time institute.

19. Landlord has the right to evacuate the Building in event of emergency or catastrophe.

20. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant, before occupying the Premises, shall procure and maintain such license or permit and submit it for Landlord’s inspection. Tenant shall at all times comply with the terms of any such license or permit.

21. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building.

22. Neither Tenant, nor any other person visiting the Building shall be permitted to use tobacco products in the Building, Premises, or the Common Areas.

23. Subject to Section 23.01 of the Lease, Landlord reserves the right to rescind any of these Rules and Regulations and make such other and further rules and regulations or modifications to these rules and regulations; provided Landlord gives Tenant reasonable notice.

RIDER NO. 2

EXTENSION OPTION

Provided that Tenant is occupying at least sixty percent (60%) of the Premises leased as of the Must Take Premises Commencement Date, Tenant shall have the right to extend the original term of this Lease (the “Original Term”) for one (1) period of five (5) years, (the “Extension Term”), upon and subject to the following terms and conditions:

1. If Tenant so elects to extend the Term for the Extension Term, Tenant shall give written notice thereof to Landlord not later than ten (10) months prior to the expiration of the Original Term. Upon receipt of such written notice by Landlord, Landlord and Tenant shall follow the procedure set forth in paragraph 2 of this Rider No. 2. If Landlord and Tenant agree upon the Fair Market Value Rate, or if the Fair Market Value Rate is decided by the procedures set forth in paragraph 2 of this Rider No. 2, this Lease, subject to the provisions of this Rider No. 2, shall be automatically extended for the Extension Term with the same force and effect as if the Extension Term had been originally included in the Original Term, upon the same terms and conditions as in this Lease, except that (a) the Base Rent shall be as set forth in paragraph 4 below, and (b) the terms of the Lease relating to Landlord’s obligations to construct leasehold improvements (including Exhibit C) shall be of no force or effect and Tenant shall be deemed to accept the Premises in its “as is” condition, unless Landlord and Tenant mutually agree upon an improvement or refurbishment allowance.

2. Within thirty (30) days after receipt of Tenant’s written notice of Tenant’s election to extend, Landlord shall advise Tenant of the applicable Fair Market Value Rate for the Premises for the Extension Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Fair Market Value Rate for the Extension Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination of the Fair Market Value Rate, provide Landlord with written notice of rejection (the “Rejection Notice”) which notice shall include the rate which Tenant believes is the Fair Market Value Rate. If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, Tenant’s Extension Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, then within five (5) business days of receipt of the Rejection Notice, Landlord shall submit to Tenant the names of three qualified real estate brokers. Within five (5) business days of receipt of the names of the qualified real estate brokers, Tenant will select one of the three brokers. The broker selected by Tenant shall select either Landlord’s rate or Tenant’s rate and that rate shall be deemed to be the Fair Market Value Rate for the purposes of this Rider No. 2.

3. Tenant’s right to extend the Term for the Extension Term shall be of no force or effect if either at the time of exercise of the extension option, in question, or at the time of commencement of the Extension Term either (a) an Event of Default then exists, or (b) Tenant (as opposed to any assignee or subtenant) is not in occupancy of sixty percent (60%) of the Premises leased as of the Must Take Commencement Date.

4. Base Rent for the Premises for the Extension Term shall be an amount equal to ninety-five percent (95%) of the Fair Market Value Rate (as determined by the procedure set forth in paragraph 2 of this Rider No. 2), multiplied by the Net Rentable Area of the Premises. For purposes hereof the “Fair Market Value Rate” means the arms length fair market annual rental rate per square foot of Net Rentable Area of the Premises (taking into account the “as is” condition of the Premises, all rent concessions and inducements), for a comparable lease term to comparable tenants for space of comparable size in comparable buildings with comparable quality of finish out in the Austin, Texas suburban area.

5. Upon the exercise by Tenant of its option in respect of the Extension Term, the term “Term”, as otherwise defined and used in the Lease, shall mean the Term, as extended for the Extension Term, and the term “Expiration Date”, as otherwise defined and used in the Lease, shall mean the date of expiration of the Extension Term. If Tenant is entitled to and properly exercises its Extension Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, term of the Lease, Expiration Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice.

6. Any termination, cancellation or surrender of this Lease shall terminate any right of extension for the Extension Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

7. Time shall be of the essence with respect to the exercise by Tenant of its option under this Rider No. 2.

RIDER NO. 3

RIGHT OF FIRST OPPORTUNITY

1. Provided that Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant specifically described in Section 8.03 of this Lease) is occupying at least seventy-five percent (75%) of the Premises leased as of the Must Take Premises Commencement Date, Tenant shall have a continuing right of first opportunity with respect to any contiguous and/or adjacent space to the Premises located in the Building above the 2nd floor, that has been previously leased and occupied by other tenants (the “Opportunity Space”) which may be “available for rent” (as hereinafter defined), which right of first opportunity shall be on the terms and conditions set forth below in this Rider No. 3. The first, second and third floors of the D Wing of the Building shall be deemed adjacent to the first, second and third floors of the C Wing of the Building.

2. If, during the portion of the Term commencing on the Commencement Date and ending on the date which is thirty-six (36) months prior to the Expiration Date (which Expiration Date shall be extended once Tenant is irrevocably bound to lease the Premises for the Extension Term pursuant to Rider No. 2 to this Lease), the Opportunity Space becomes “available for rent”, Landlord shall notify Tenant of the availability of such Opportunity Space pursuant to a written notice (the “Opportunity Notice”), which Opportunity Notice shall specify the Base Rent per square foot of Net Rentable Area of the Opportunity Space which Landlord has determined in good faith to be the Fair Market Value Rate (as defined in Rider No. 2) as of the date of the Opportunity Notice. Notwithstanding anything herein to the contrary, Landlord’s determination of the Base Rent as set forth in the Opportunity Notice shall be conclusive and Tenant may not contest Landlord’s determination of such Base Rent for the Opportunity Space. Tenant must elect to lease the Opportunity Space within ten (10) business days following Tenant’s receipt of such Opportunity Notice, and if Tenant fails to timely elect to lease the Opportunity Space, Tenant shall have no further right with respect to the Opportunity Space pursuant to this Rider No. 3; however, if Landlord leases the Opportunity Space for which Tenant has elected not to exercise its right of first opportunity and such Opportunity Space subsequently becomes “available for rent” during the period described in the first sentence of this Paragraph 2, Tenant shall have a right of first opportunity with respect to the Opportunity Space pursuant to this Rider No. 3. Tenant agrees that if it exercises its right of first opportunity described in this Rider No. 3, such exercise shall be irrevocable, and Tenant must lease the Opportunity Space upon the same terms and conditions as in this Lease, except that (a) the Base Rent shall be as set forth in the Opportunity Notice, and (b) the terms of the Lease relating to Landlord’s obligations to construct leasehold improvements (including Exhibit C) shall be of no force or effect and Tenant shall be deemed to accept the Premises in its “as is” condition, unless Landlord and Tenant mutually agree otherwise. Tenant’s Share of Operating Costs shall be adjusted pursuant to Section 5.04 of this Lease and Tenant shall commence payment of Base Rent with respect to the Opportunity Space as of the date of Landlord’s delivery thereof to Tenant. For purposes of this Rider No. 3, the Opportunity Space shall be considered “available for rent” if such space has previously been leased by Landlord, and such space becomes vacant and, with respect to any space leased by Aptis as of the date of this Lease (the 4th Floors of the C and D Wings and the 2nd Floor of the D Wing of the Building), Aptis has not exercised any renewal option with respect to such space. Landlord represents that there are no other tenants in the Building which have any superior rights of first opportunity, rights of first refusal or extension or expansion options with respect to the Opportunity Space. Tenant agrees that Landlord may send an Opportunity Notice to Tenant for the Opportunity Space no earlier than twelve (12) months prior to the scheduled expiration of the term of a lease for such space if either the tenant thereof notifies Landlord of its intent to vacate such space or there are no remaining extension options in such lease which may thereafter be exercisable by the tenant thereof.

3. Tenant shall not have the right to exercise any right of first opportunity pursuant to this Rider No. 3 at any time an Event of Default has occurred and is outstanding under this Lease.

4. Any termination, cancellation or surrender of this Lease shall terminate any right of extension for the Extension Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

5. Time shall be of the essence with respect to the exercise of its rights under this Rider No. 4.

RIDER NO. 4

RIGHT OF FIRST REFUSAL

Provided that Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant specifically described in Section 8.03 of this Lease) is occupying at least seventy-five percent (75%) of the Premises leased as of the Must Take Premises Commencement Date, Tenant shall have a right of first refusal to lease any contiguous and/or adjacent space to the Premises located on any floor of the Building above the 2nd floor (such space being herein called the “Refusal Space”), upon and subject to the following terms and conditions:

1. If Landlord receives a bona fide offer for the Refusal Space (or any portion thereof) which Landlord is willing to accept (subject to Tenant’s rights herein), then Landlord shall give notice (the “First Refusal Notice”) to Tenant specifying all of the material terms and conditions of such bona fide offer, and Tenant shall have the option to lease the portion of the Refusal Space described in the First Refusal Notice upon the same terms and conditions as set forth in the First Refusal Notice. As used in this Rider No. 4, a “bona fide offer” shall mean either a binding or non-binding letter of intent or written proposal containing provisions upon which Landlord and the prospective tenant are willing to enter into a lease.

2. Tenant must deliver notice of its intent to exercise such right of first refusal no later than ten (10) business days following the date on which Landlord delivers the First Refusal Notice to Tenant. If Tenant fails to timely exercise its right of first refusal, Landlord shall be free to lease such portion of the Refusal Space to such prospective tenant or, within one-hundred eighty (180) days following the date Tenant waives or fails to timely exercise its right of first refusal, to any other prospective tenant on substantially the same material terms and conditions as contained in the bona fide offer, and Tenant shall thereafter have no further right of first refusal with regard to such portion of the Refusal Space pursuant to this Rider No. 4 until such portion of the Refusal Space becomes available for rent again, in which event Tenant’s rights pursuant to this Rider No. 4 shall be revived and Tenant shall continue to have a right of first refusal with respect to such portion of the Refusal Space pursuant to this Rider No. 4. If the prospective tenant offering to lease such space does not execute a lease covering such portion of the Refusal Space and Landlord does not lease such Refusal Space to another prospective tenant upon substantially the same terms and conditions as in the bona fide offer within such one-hundred eighty (180) day period, Tenant’s rights pursuant to this Rider No. 4 shall be revived and Tenant shall continue to have a right of first refusal with respect to such portion of the Refusal Space pursuant to this Rider No. 4.

3. Once Tenant exercises its right of first refusal to lease the portion of the Refusal Space described in the First Refusal Notice, Tenant may not thereafter revoke such exercise and refuse to lease such portion of the Refusal Space. If Tenant timely exercises its right of first refusal with respect to Refusal Space described in the First Refusal Notice, then Landlord shall deliver the portion of the Refusal Space in question to Tenant in the condition described in the First Refusal Notice, and upon such delivery such portion of the Refusal Space shall become part of the Premises upon all of the terms and conditions of this Lease except as otherwise required in accordance with the terms of the First Refusal Notice, and Tenant’s Share shall be recomputed based on the then applicable number of rentable square feet of the Premises and the rentable square footage of the Building, respectively.

4. Landlord represents that there are no other tenants in the Building which have any superior rights of first opportunity, rights of first refusal or extension or expansion options with respect to the Refusal Space.

5. Any cancellation, termination or surrender of this Lease shall terminate all rights of Tenant under this Rider No. 4.

6. Time shall be of the essence with respect to the exercise of its rights under this Rider No. 4.

7. The first, second and third floors of the D Wing of the Building shall be deemed adjacent to the first, second and third floors of the C Wing of the Building.

RIDER NO. 5

SATELLITE DISH

1. Subject to the terms and conditions of this Lease and the specific terms and conditions of this Rider No. 5, Tenant may, at its sole cost, expense, and risk, erect, maintain, install and operate for the business purposes of Tenant during the Term, a satellite receiving dish antenna not to exceed twenty inches (20”) in diameter (the “Satellite Dish”) and related communications equipment at a location on the roof of the Building designated by Landlord (said location being herein referred to as the “Equipment Space”). Landlord shall not locate the Equipment Space in a place which will cause interference with the normal use and operation of the Satellite Dish; provided, however, that nothing in this Lease shall restrict Landlord’s right to use portions of the roof of the Building in any manner; and provided, further, that Landlord reserves the right (without obligation) to relocate the Satellite Dish to alternate locations, at Landlord’s sole cost, so long as the performance of such Satellite Dish, as relocated, is not materially and adversely affected. Tenant agrees to provide Tenant’s “Satellite Dish Plans and Specifications” (herein so called) for Landlord’s approval prior to installation of the Satellite Dish, or any portion thereof, which approval shall not be unreasonably withheld; provided, however, that without limiting the generality of the foregoing, Landlord shall not be deemed unreasonable for withholding approval of any installation that would damage the integrity of the Building’s roof or otherwise jeopardize the enforceability of any warranty benefiting Landlord. Landlord’s approval of the Satellite Dish Plans and Specifications shall create no responsibility or liability on the part of Landlord for the completeness, design or sufficiency thereof or the compliance of the Satellite Dish with all applicable legal requirements. Tenant shall not materially change, alter, modify or amend the Satellite Dish Plans and Specifications for installation of the Satellite Dish or otherwise alter the installation and/or location of the Satellite Dish without the prior written consent of Landlord (which consent or approval shall not be unreasonably withheld). Tenant’s rights and obligations with respect to the Equipment Space and the erection, existence, operation and maintenance of the Satellite Dish shall be subject to all the terms and conditions of this Lease, except as expressly provided to the contrary within this Rider No. 5. Tenant acknowledges and agrees that nothing contained herein or in the Lease shall be deemed to grant to Tenant any independent right of access to the Equipment Space. All access to the roof of the Building shall under all circumstances be made through and in conjunction with Landlord or its agents and shall be subject to such reasonable controls and restrictions as Landlord may impose from time to time. Landlord shall not be obligated to provide any services to the Equipment Space.

2. Landlord will reasonably cooperate with Tenant in connection with the installation of the Satellite Dish and the performance of any work required in connection therewith and submission of any plans and specifications with respect thereto or applications for permits necessary with respect thereto; provided, however, that Tenant shall promptly reimburse Landlord for all reasonable costs and expenses, including reasonable attorneys’ fees, actually incurred by Landlord in connection with any of said activity (said reimbursement being additional rent).

3. Provided Tenant has first obtained the prior written approval of Landlord (which consent or approval shall not be unreasonably withheld) and subject to such reasonable terms, conditions, directions, requirements and supervision as Landlord may impose or require, Tenant shall be entitled, in connection with the installation and use of the Satellite Dish, to run one (1) conduit (or its equivalent approved by Landlord) from the Satellite Dish in the Equipment Space to the Premises, in order to connect Tenant’s related equipment in the Premises to the Satellite Dish. Tenant shall be required to pay the actual cost of any electricity, maintenance and operation costs required or incurred in connection with the Satellite Dish and said conduit and any related equipment and facilities.

4. Tenant shall at all times maintain the Satellite Dish and related facilities in good order and repair and Tenant shall be responsible for any and all costs and expense incurred in connection with such repairs to the Satellite Dish and such related facilities, including, without limitation, the installed conduit running from the Equipment Space to the Premises. Tenant’s installation, repair, maintenance and operation of the Satellite Dish and all related facilities shall be subject to and performed in accordance with all terms and conditions of this Lease as well as all applicable governmental codes, laws, rules, regulations or ordinances in effect from time to time. Tenant shall further be responsible for any repairs to the roof of the Building necessitated by the installation or repair of the Satellite Dish and related facilities. If necessary to preserve Landlord’s roof warranty, any roof penetration shall be performed by such roofing contractor as is required to comply with any such roof warranty, at Tenant’s expense. Upon Tenant’s request, Landlord shall provide Tenant with a list of roofing contractors acceptable to and approved by Landlord and the manufacturer and/or warrantor of the roof. If the installation, repair, replacement or removal of any Satellite Dish or related conduits or other equipment or facilities voids Landlord’s roof warranty, Tenant shall assume all responsibility and costs with regard thereto to the extent such costs would have been covered by such warranty had it not been voided.

5. Tenant shall protect, defend, indemnify and save Landlord and its agents, officers, employees, other tenants, licensees, invitees and beneficiaries harmless from and against any and all obligations, costs, expenses, claims, penalties, damages and liabilities of any nature whatsoever arising out of or in connection with the existence, installation, construction, operation, repair, maintenance and/or use of the Satellite Dish and related facilities and the Equipment Space, or arising out of or in connection with the removal of all or any part of the Satellite Dish and related facilities, including, without limitation, the conduit from the Equipment Space to the Premises, EXCLUDING ANY SUCH OBLIGATIONS, COSTS, EXPENSES, CLAIMS, PENALTIES, DAMAGES AND LIABILITIES CAUSED OR CONTRIBUTED BY OR THROUGH THE NEGLIGENCE OF LANDLORD, which costs and expenses shall include, without limitation, all costs and expenses, including costs of litigation and reasonable attorneys’ fees, actually paid or incurred by Landlord in connection with any of the foregoing. Tenant shall carry at all times during the Lease Term, as it may have been extended, contractual liability insurance to cover the liability hereby assumed.

6. Upon expiration of the term of this Lease or any earlier termination of this Lease, Tenant shall, at its own expense, remove from the Building the Satellite Dish and all related conduits, cables and facilities installed on or in the Building in accordance with this Rider No. 5 and repair any damage to the Equipment Space and the Building caused thereby.

7. Landlord shall be entitled to require that the Satellite Dish be reasonably screened from public view, at Tenant’s expense. Notwithstanding anything herein contained to the contrary, it is understood and agreed that (a) the Satellite Dish will be used for reception only, (b) may be used only by Tenant for its operations in the Premises and may not be used by any other occupant of the Building, either directly or indirectly, and (c) may not be used in any fashion which would cause any material interference to any of the Building’s systems or any other antennae, radio systems or microwave dishes on, at or adjacent to or near the Building within the Property. In the event Tenant’s Satellite Dish, conduits, equipment or facilities causes any such interference, Tenant will take all steps necessary to correct and eliminate the interference. Landlord will cooperate with Tenant’s efforts to correct or eliminate any interference with the Building’s systems, which cooperation will include using reasonable efforts to assist Tenant in relocating the Satellite Dish if necessary; provided, however, that any such cooperation shall be at the sole cost and expense of Tenant. If said interference cannot be eliminated within two (2) Business Days, Tenant’s rights under this Rider No. 5 shall, at the sole and exclusive option of Landlord, cease and terminate until such interference can be eliminated.

8. Prior to installation of the Satellite Dish, Tenant shall be required to obtain and shall thereafter maintain any and all governmental licenses or permits now or hereafter required for the installation, operation, use and maintenance of the Satellite Dish. Absent the prior written approval of Landlord (not to be unreasonably withheld), Tenant’s rights under this Rider No. 5 shall terminate on any assignment of this Lease or sublease of all of the Premises except as provided in Section 8.03(c) of the Lease. Except as permitted in Section 8.03(c) of the Lease, no subtenant of Tenant of a portion of the Premises permitted in accordance with the terms of this Lease shall be entitled to use the Satellite Dish without the prior written approval of Landlord (not to be unreasonably withheld). Following any assignment of or sublease under this Lease, Tenant shall remain entirely responsible for the Satellite Dish and related conduits, equipment and facilities and all the obligations and duties imposed upon Tenant by this Rider No. 5.

9. Tenant shall, at its risk and expense, remove the Satellite Dish (including all wiring and/or cabling related thereto) from the Building within thirty (30) days after the occurrence of any of the following events: (a) a termination of Tenant’s right to possess all or any portion of the Premises; or (b) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises except as permitted in Section 8.03(c) of the Lease. Tenant shall, at its risk and expense on or before the date of the expiration of the Term or any termination of the Lease, remove the Satellite Dish (including all wiring and/or cabling related thereto) from the Building. If Tenant fails to remove the Satellite Dish as required by the preceding two (2) sentences, the Satellite Dish shall become the property of Landlord, and Landlord (and its agents, employees or contractors) may remove the Satellite Dish and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant. Tenant shall, within ten (10) days after Tenant’s receipt of Landlord’s written request for the following reimbursement, reimburse Landlord for all costs incurred by Landlord in connection with any removal of the Satellite Dish by Landlord or its agents, employees or contractors that is permitted by this Paragraph 9. Prior to any removal of the Satellite Dish by or on behalf of Tenant (but excluding any removal of the Satellite Dish by Landlord or its agent, employee or contractor), Tenant shall (i) obtain Landlord’s written approval to the plans related to the same (not to be unreasonably withheld) (Landlord’s approval of such plans shall create no responsibility or liability on the part of Landlord for the completeness, design or sufficiency of such plans), and (ii) obtain and maintain all permits and/or approvals required by applicable law with respect to the removal of the Satellite Dish and provide Landlord with sufficient evidence of the existence of such permits and/or approvals and that the removal of the Satellite Dish planned by Tenant will comply in all respects therewith. Tenant shall repair any damage to the Building caused by or relating to the Satellite Dish (including, without limitation, any damage caused by the installation, maintenance, use, or removal of the Satellite Dish) and restore the roof of the Building to its condition existing before the installation of the Satellite Dish.